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                                                                    Exhibit 2.4

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                                      among

                                 GLOBESPAN, INC.

                            INDIGO ACQUISITION CORP.

                                       and

                               ICOMPRESSION, INC.





                            Dated as of June 13, 2000


===============================================================================

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                                TABLE OF CONTENTS
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ARTICLE I.  DEFINITIONS............................................         2

         SECTION 1.01.  Defined Terms..............................         2
         SECTION 1.02.  Other Defined Terms........................         5

ARTICLE II.  THE MERGER............................................         8

         SECTION 2.01.  The Merger.................................         8
         SECTION 2.02.  Effect of the Merger.......................         8
         SECTION 2.03.  Consummation of the Merger.................         8
         SECTION 2.04.  Charter, Bylaws, Directors and Officers....         8

ARTICLE III.  CONVERSION OF SECURITIES.............................         8

         SECTION 3.01.  Exchange Ratio.............................         8

         SECTION 3.02.  Conversion of Capital Stock of Acquisition
                        Corp.......................................        11
         SECTION 3.03.  Dissenting Shares..........................        11
         SECTION 3.04.  Escrowed Shares............................        11
         SECTION 3.05.  Surrender and Exchange of Shares...........        12
         SECTION 3.06.  Dissenting Shares After Payment of Fair
                        Value......................................        13
         SECTION 3.07.  Closing of Stock Transfer Books............        13
         SECTION 3.08.  Ancillary Agreements.......................        13
         SECTION 3.09.  No Further Ownership Rights................        13
         SECTION 3.10.  Closing....................................        13
         SECTION 3.11.  Change in Structure........................        13
         SECTION 3.12.  Adjustment of Merger Consideration.........        13
         SECTION 3.13.  Fairness Hearing; Section 3(a)(10)
                        Exemption..................................        14

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........        14

         SECTION 4.01.  Organization and Qualification.............        14
         SECTION 4.02.  Authorization of Agreements;
                        Non-Contravention..........................        15
         SECTION 4.03.  Capitalization.............................        16
         SECTION 4.04.  Financial Statements, Etc..................        17
         SECTION 4.05.  Absence of Undisclosed Liabilities.........        17
         SECTION 4.06.  Absence of Certain Changes or Events.......        17
         SECTION 4.07.  Governmental Approvals.....................        20
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         SECTION 4.08.  Litigation.................................        20
         SECTION 4.09.  Assets.....................................        20
         SECTION 4.10.  Real Property..............................        21
         SECTION 4.11.  Intellectual Property......................        22
         SECTION 4.12.  Labor Matters..............................        24
         SECTION 4.13.  Taxes......................................        25
         SECTION 4.14.  Compliance with Law; Permits...............        28
         SECTION 4.15.  Employee Benefit Plans.....................        28
         SECTION 4.16.  Environmental, Health and Safety Matters...        30
         SECTION 4.17.  Contracts..................................        31
         SECTION 4.18.  Insurance..................................        35
         SECTION 4.19.  Pending Transactions.......................        35
         SECTION 4.20.  Claims Against Officers and Directors......        36
         SECTION 4.21.  Employees..................................        36
         SECTION 4.22.  Customers, Suppliers, Etc..................        36
         SECTION 4.23.  Accounts Receivable........................        36
         SECTION 4.24.  Improper and Other Payments................        37
         SECTION 4.25.  Brokers....................................        37
         SECTION 4.26.  Transactions with Affiliates...............        37
         SECTION 4.27.  Year 2000 Compliance.......................        37
         SECTION 4.28.  Product Warranty; Product Liability........        38
         SECTION 4.29.  Inventory..................................        38
         SECTION 4.30.  Development Agreements.....................        38
         SECTION 4.31.  Disclosure.................................        39

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PARENT...............        39

         SECTION 5.01.  Organization and Qualification.............        39
         SECTION 5.02.  Authorization of Agreements;
                        Non-Contravention..........................        40
         SECTION 5.03.  Capitalization.............................        41
         SECTION 5.04.  Governmental Approvals.....................        41
         SECTION 5.05.  Brokers....................................        42
         SECTION 5.06.  SEC Filings................................        42
         SECTION 5.07.  Financial Statements.......................        42
         SECTION 5.08.  Litigation.................................        43
         SECTION 5.09.  Compliance with Laws.......................        43
         SECTION 5.10.  Investigation..............................        43
         SECTION 5.11.  Disclosure.................................        43

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF ACQUISITION CORP....        44
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         SECTION 6.01.  Organization...............................        44
         SECTION 6.02.  Authorization of Agreements;
                        Non-Contravention..........................        44
         SECTION 6.03.  Governmental Approvals.....................        45
         SECTION 6.04.  Brokers....................................        45

ARTICLE VII.  COVENANTS............................................        45

         SECTION 7.01.  Covenants of the Company...................        45
         SECTION 7.02.  Covenants of Parent........................        51
         SECTION 7.03.  Covenants of Parent and the Company........        53

ARTICLE VIII.  CONDITIONS TO THE MERGER............................        56

         SECTION 8.01.  Conditions to the Obligation of the
                        Company to Effect the Merger...............        56
         SECTION 8.02.  Conditions to the Obligation of Parent and
                        Acquisition Corp. to Effect the Merger.....        57

ARTICLE IX.  TERMINATION AND ABANDONMENT...........................        59

         SECTION 9.01.  Termination and Abandonment................        59
         SECTION 9.02.  Effect of Termination......................        61

ARTICLE X.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...........        61

         SECTION 10.01.  Survival..................................        61
         SECTION 10.02.  Indemnification from Escrow Shares
                         Deposited By All Shareholders.............        61
         SECTION 10.03.  Time and Value Limitations................        62

ARTICLE XI.  MISCELLANEOUS.........................................        62

         SECTION 11.01.  Expenses, Etc.............................        62
         SECTION 11.02.  Execution in Counterparts.................        62
         SECTION 11.03.  Notices...................................        62
         SECTION 11.04.  Waivers...................................        63
         SECTION 11.05.  Amendments, Supplements, Etc..............        64
         SECTION 11.06.  Entire Agreement..........................        64
         SECTION 11.07.  Applicable Law............................        64

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         SECTION 11.08.  Binding Effect, Benefits..................        64
         SECTION 11.09.  Assignability.............................        65
         SECTION 11.10.  Severability..............................        65

                                     INDEX TO ITEMS AND EXHIBITS

         ITEM                               DESCRIPTION

         I                                  Voting Agreement Shareholders
         II                                 Lock-up Shareholders
         4.01(a)                            Jurisdictions
         4.01(b)                            Beneficial Ownership
         4.01(c)                            Subsidiaries
         4.03(a)                            Capitalization of the Company
         4.03(b)                            Capitalization of the Subsidiaries
         4.04                               Financial Statements
         4.05                               Certain Liabilities
         4.06                               Certain Changes or Events
         4.08                               Litigation
         4.09                               Liens
         4.10(a)                            Owned Real Property
         4.10(b)                            Leased Real Property
         4.11                               Intellectual Property Items
         4.12                               Labor Matters
         4.13                               Taxes
         4.14                               Permits
         4.15                               Employee Benefit Plans
         4.16                               Environmental Matters
         4.17(a)                            Contracts
         4.18                               Insurance
         4.22                               Customers; Suppliers, etc.
         4.23                               Accounts Receivable
         4.24                               Improper Payments
         4.26                               Brokers
         4.26                               Transactions with Affiliates
         4.27(c)                            Year 2000
         4.28                               Standard Terms
         4.30                               Development Agreements
         5.03                               Capitalization of Parent
         5.05                               Brokers
         7.01(a)(iii)                       Employee Arrangements

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         7.01(i)(a)                         Employees-a
         7.01(i)(b)                         Employees-b
         7.02(b)                            Employee Matters

         EXHIBIT                            DESCRIPTION

         A                                  Form of Lock-up Agreement

         B                                  Form of Noncompete Agreement

         C                                  Form of Escrow Agreement

         D                                  Form of Voting Agreement

         E                                  Form of Confidentiality Agreement

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                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                  AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 13, 2000, among GLOBESPAN, INC., a Delaware corporation ("Parent"), INDIGO ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Corp."), and ICOMPRESSION, a California corporation (the "Company"). The Company is sometimes referred to as the "Surviving Corporation".

                  WHEREAS, Parent, Acquisition Corp. and the Company (i) previously entered into an Agreement and Plan of Reorganization dated as of May 16, 2000 (the "Original Agreement") and (ii) desire to amend and restate the Original Agreement; and

                  WHEREAS, Parent, Acquisition Corp. and the Company desire that Acquisition Corp. merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State of California ("California Law"), with the result that the Company shall continue as the surviving corporation and the separate corporate existence of Acquisition Corp. shall cease; and

                  WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
and

                  WHEREAS, Parent, Acquisition Corp. and the Company desire that at the Effective Time (as hereinafter defined), all outstanding shares of the Company's Common Stock, $0.001 par value (the "Company Common Stock") (excluding any Dissenting Shares (as hereinafter defined)) be converted into the right to receive the number of shares of fully paid and nonassessable shares of Common Stock, $.001 par value, of Parent ("Parent Common Stock"), as hereinafter provided; and

                  WHEREAS, Parent, Acquisition Corp. and the Company desire that at the Effective Time, each outstanding option to purchase one share of Company Common Stock (each, a "Company Option") be converted into the number of Parent Options (as hereinafter defined) as hereinafter provided; and

                  WHEREAS, Parent, Acquisition Corp. and the Company desire that at the Effective Time, each outstanding warrant to purchase one share of Company Common Stock or one share of Series E Stock (as hereinafter defined) outstanding at the effective time (each, a "Company Warrant") be converted into the number of Parent Warrants (as hereinafter defined) as hereinafter provided; and

                  WHEREAS, Parent, Acquisition Corp. and the Company desire that at the Effective Time, all other rights to acquire any shares of Company Common Stock issued and outstanding or in effect as of such time shall be converted into Parent Common Stock as hereinafter provided; and

                  WHEREAS, Parent, Acquisition Corp. and the Company desire that, immediately after the Effective Time and solely as a result of the Merger, Parent will own all of the issued and outstanding capital stock of the Company; and

                  WHEREAS, the respective Boards of Directors of Parent and Acquisition Corp. have approved the Merger; and

                  WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Escrow Agreement and the Merger; and

                  WHEREAS, concurrently with the execution of the Original Agreement, the Shareholders listed on Schedule I hereto executed Voting Agreements, substantially in the form attached hereto as Exhibit D, agreeing among other things (i) to vote in favor of the Merger and the transactions contemplated by this Agreement and (ii) to take all action necessary to waive any notice or other time periods contemplated by any agreement that could result in a delay of the date of the shareholders meeting required to approve the transactions contemplated hereby or that could otherwise result in a delay of the consummation of the transactions contemplated hereby (each, a "Voting Agreement");

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                    ARTICLE I.

                                   DEFINITIONS

                  SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

                  "AFFILIATE" with respect to any Person means any Person controlling, controlled by or under common control with such Person; notwithstanding the foregoing, a Principal Shareholder shall be deemed to be an Affiliate of the Company.

                  "ANCILLARY AGREEMENTS" means the Escrow Agreement, the Lock-Up Agreement and the Noncompete Agreement.

                  "COMPANY EMPLOYEE" means each employee of the Company and/or any of the Subsidiaries who:

                       (i) at the Effective Time, is performing work duties for
                  the Company or any of the Subsidiaries or is absent by reason of a scheduled day off;

                       (ii) at the Effective Time, is absent from work by reason
                  of a sick day (not covered under clause (iii) below) or a paid vacation day, personal day or holiday;

                       (iii) at the Effective Time, is absent from work by
                  reason of a family or medical leave covered under Section 102 of the Family and Medical Leave Act of 1993; or

                       (iv) at the Effective Time, is absent from work due to
                  any other authorized leave under the policies or practices of the Company or any of the Subsidiaries and such person returns to work within the period permitted by such policies or practices, but not later than 30 days after the Effective Time or such later time as may be required by law.

                  "COMPANY PREFERRED STOCK" shall mean the Preferred Stock, no par value of the Company, consisting of the Series A Preferred Stock, no par value ("Series A Stock"), Series B Preferred Stock, no par value ("Series B Stock"), Series C Preferred Stock, no par value ("Series C Stock"), Series D Preferred Stock, no par value ("Series D Stock"), and Series E Preferred Stock, no par value ("Series E Stock"), of the Company.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EXECUTIVES" means each of Govind Kizhepat and Neal Margulis.

                  "FULLY DILUTED COMPANY COMMON STOCK" means, at any time, the sum of (a) the number of shares of Company Common Stock issued and outstanding as of such time, plus (b) the number of shares of Company Preferred Stock issued and outstanding as of such time, on an as converted to Company Common Stock basis, plus (c) the number of shares of Company Common Stock issuable upon exercise or conversion of the Company Options, plus (d) the number of shares of Company Common Stock issuable upon exercise of the Company Warrants exercisable for Company Common Stock, plus (e) the number of shares of Company Common Stock issuable upon conversion of Series E Stock issuable upon exercise of Company Warrants exercisable for Series E Stock, plus (f) the number of shares of Company Common Stock issuable upon exercise or conversion of any other rights to acquire any shares of Company Common Stock (or securities convertible into same) issued and outstanding at the Effective Time, on an as converted to Company Common Stock basis.

                  "HART-SCOTT ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "LIEN" means any mortgage, lien, pledge, security interest, charge, claim, restriction or encumbrance of any nature whatsoever.

                  "LOCK-UP AGREEMENT" means the Lock-up Agreement among Parent and each of the Lock-up Shareholders, substantially in the form of Exhibit A hereto.

                  "LOCK-UP SHAREHOLDERS" means the Shareholders listed on
         Schedule II hereto.

                  "MATERIAL ADVERSE EFFECT" means or refers to, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, material intellectual property rights, product development efforts, business or operating results of such entity, and its subsidiaries if any, taken as a whole, or to materially and adversely effect such entity's ability to consummate the Merger, except (i) that a change in the market price of a corporation's common stock shall not, in and of itself, be deemed a "Material Adverse Effect" with respect to such corporation and (ii) that a "Material Adverse Effect" with respect to a corporation shall not include any adverse change, circumstance or effect (a) resulting from the announcement of the Original Agreement;
         (b) resulting from or relating to general business, economic or industry conditions; or (c) relating to or resulting directly from implementation of the transactions contemplated by this Agreement. For purposes of Section 8.02(a), a Material Adverse Effect on the Company shall mean any such adverse change, condition or effect, individually or in the aggregate, that, directly or indirectly, results in, or could reasonably be expected to result in, a liability or loss of $500,000 or more to the Company.

                  "NONCOMPETE AGREEMENT" means the Noncompete Agreement between Parent and each of the Executives and Sandeep Pombra in the form of Exhibit B hereto.

                  "PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "PRINCIPAL SHAREHOLDERS" means (i) the executive officers and directors of the Company and (ii) each Shareholder who holds Company Common Stock, Company Preferred Stock, Company Options and/or Company Warrants representing in the aggregate ten percent (10%) or more of the Fully Diluted Company Common Stock as of the Effective Time.

                  "SHAREHOLDERS" at any time means the holders of Company Common Stock, Company Preferred Stock and/or Company Warrants as of such time.

                  "SUBSIDIARY" or "SUBSIDIARIES" means any corporation or other business entity a majority of whose outstanding equity securities is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

                  "TAX" and "TAXES" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, AD VALOREM, value added, transfer, gains, franchise, profits, license, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, custom duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (domestic or foreign) and (ii) liability of the Company or any of the Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, or being a party to any agreement or arrangement whereby liability of the Company or any of the Subsidiaries for payments of such amounts was determined or taken into account with reference to the liability of any other Person for any period prior to, or up to and including, the Effective Time, and (iii) liability of the Company or any of the Subsidiaries with respect to the payment of any amounts described in (i) as a result of any express or implied obligation to indemnify any other Person.

                  SECTION 1.02. OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                  TERM:                                           SECTION:

                  Accounts Receivable                             4.23
                  Acquisition Corp.                               Recitals
                  Acquisition Proposal                            7.02(b)
                  Applicable Laws                                 4.14
                  California Fairness Hearing                     3.13
                  California Law                                  Recitals
                  CERCLA                                          4.16
                  Claims                                          10.02
                  Closing                                         3.10
                  Closing Date                                    3.10
                  Closing Price                                   3.01(a)(i)

                  Code                                            Recitals
                  Commissioner                                    3.13
                  Company                                         Recitals
                  Company Affiliated Group                        4.13(c)
                  Company Certificate                             3.01(c)
                  Company Common Stock                            Recitals
                  Company Financial Statements                    4.05
                  Company Intellectual Property                   4.11
                  Company Option                                  Recitals
                  Company Warrant                                 Recitals
                  Computer Systems                                4.27
                  Confidentiality Agreement                       7.02(b)
                  Development Agreements                          4.30
                  DGCL                                            Recitals
                  Dissenting Shares                               3.03
                  DOJ                                             7.01(e)
                  Effective Time                                  2.03
                  Environmental Violation                         4.16
                  ERISA Affiliates                                4.15(a)
                  Escrow Agent                                    3.04
                  Escrow Agreement                                3.04
                  Escrow Amount                                   3.04
                  Escrowed Shares                                 3.04
                  Exchange Act                                    5.04
                  Exchange Ratio                                  3.01(a)
                  FTC                                             7.01(e)
                  GAAP                                            4.05
                  Governmental Agency                             4.07
                  Gross Stock Consideration                       3.01(a)
                  H&Q                                             7.01(m)
                  Hazardous Materials                             4.16
                  Information Statement                           7.01(d)
                  Intellectual Property                           4.11
                  Interim Balance Sheet                           4.04
                  Major Customers                                 4.22
                  Major Suppliers                                 4.22
                  Merger                                          Recitals
                  Net Stock Consideration                         3.01(a)
                  Original Agreement                              Recitals
                  Parent                                          Recitals
                  Parent Certificate                              3.01(c)
                  Parent Common Stock                             Recitals
                  Parent Filings                                  5.06

                  Parent Indemnified Persons                      10.02
                  Parent Option                                   3.01(b)(iii)
                  Parent Warrant                                  3.01(b)(iv)
                  Penalties                                       4.30
                  Permit Applications                             4.31
                  Permits                                         4.14
                  Permitted Liens                                 4.09
                  Plans                                           4.15(a)
                  Protectable Intellectual Property               4.11
                  Representative                                  3.04
                  SEC                                             5.04
                  Securities Act                                  3.13
                  Series B Stock Closing Price                    3.01(b)(i)
                  Series B Stock Preference Amount                3.01(b)(i)
                  Shareholders Meeting                            7.01(d)
                  Surviving Corporation                           Recitals
                  Tax Returns                                     4.13
                  Transaction Expenses                            11.01(a)
                  Transaction Fee Amount                          7.01(m)
                  Voting Agreement                                Recitals
                  Year 2000 Compliant                             4.28

                                    ARTICLE II.

                                   THE MERGER

                  SECTION 2.01. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement, the DGCL and California Law, Acquisition Corp. shall be merged with and into the Company, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation and shall continue to be governed by California Law.

                  SECTION 2.02. EFFECT OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 1107 of the California Law.

                  SECTION 2.03. CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the DGCL and the filing with the Secretary of State of the State of California a properly executed Agreement of Merger in accordance with California Law, with the Merger then to become effective on the date that both of such filings are made (the first such date, the "Effective Time").

                  SECTION 2.04. CHARTER, BYLAWS, DIRECTORS AND OFFICERS. As of the Effective Time, the Articles of Incorporation of the Surviving
Corporation shall be amended and restated as determined by Parent, until thereafter amended in accordance with the provisions thereof and as provided by California Law. The Bylaws of the Surviving Corporation from and after the Effective Time shall be amended and restated as determined by Parent, continuing until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by California Law. The initial directors and officers, respectively, of the Surviving Corporation shall be (i) the directors of Acquisition Corp. immediately prior to the Effective Time and (ii) the officers of the Company immediately prior to the Effective Time, respectively, in each case until their removal or until their respective successors are duly elected and qualified.

                                    ARTICLE III.

                            CONVERSION OF SECURITIES

                  SECTION 3.01.  EXCHANGE RATIO.

                  (a)   CERTAIN DEFINITIONS.

                  (i) "CLOSING PRICE" means the average closing price per share of Parent Common Stock on the NASDAQ National Market for the five trading day period ending at 4:00 p.m. New York time on the day preceding the date of the Effective Time, as reported in the WALL STREET JOURNAL.

                  (ii) "EXCHANGE RATIO" means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Net Stock Consideration by (y) the Fully Diluted Company Common Stock.

                  (iii) "GROSS STOCK CONSIDERATION" means 4,043,000 shares of Parent Common Stock.

                  (iv) "NET STOCK CONSIDERATION" means the Gross Stock Consideration less the Series B Stock Preference Amount.

                  (v) "SERIES B STOCK PREFERENCE AMOUNT" has the meaning in
         Section 3.01(b)(i) below.

                  (b) CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (i) SERIES B STOCK. Each share of Series B Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive (x) a fraction of a share of Parent Common Stock equal in value to $0.625 plus all declared but unpaid dividends on the Series B Stock (with Parent Common Stock valued for this purpose at the average of the closing price per share of Parent Common Stock (the "Series B Stock Closing Price") on the NASDAQ National Market for the 30-day period ending at 4:00 p.m. New York time three (3) days preceding the Effective Time, as reported in the WALL STREET JOURNAL) (collectively, the "Series B Stock Preference Amount"); and (y) the Exchange Ratio.

                  (ii) COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including each share of Company Common Stock deemed issued as a result of the conversion of Series A Stock, Series C Stock, Series D Stock and Series E Stock into Company Common Stock immediately prior to the Effective
         Time) (other than Dissenting Shares) shall be converted into the Exchange Ratio.

                  (iii) STOCK OPTIONS. Each outstanding Company Option will, without any further action on the part of any holder thereof, be assumed and converted into an option (each, a "Parent Option" and collectively, the "Parent Options") to purchase that number of shares of Parent Common Stock as is equal to the number of shares of Company

         Common Stock subject to the Company Option multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). Except as provided above, the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Company Options will otherwise continue unamended with respect to the Parent Options. Continuous employment with the Company will be credited to an optionee of the Company for purposes of determining the number of Shares of Parent Common Stock subject to exercise under an exchanged Company Option after the Effective Time.

                  (iv) WARRANTS. Each Company Warrant outstanding immediately prior to the Effective Time that does not by its terms terminate at the Effective Time shall be assumed and converted into a warrant (each, a "Parent Warrant" and collectively, the "Parent Warrants") to purchase that number of shares of Parent Common Stock as is equal to that number of shares of Company Common Stock subject to the Company Warrant (or in the case of Company Warrants to purchase Series E Stock, the number of shares of Company Common Stock issuable upon conversion of that number of shares of Series E Stock subject to the Company Warrant) multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time (or in the case of Company Warrants to purchase Series E Stock, the exercise price per share of Company Common Stock issuable upon conversion of Series E Stock issuable under the Company Warrant immediately prior to the Effective
         Time) divided by the Exchange Ratio (rounded up to the nearest cent). Except as provided above, the terms and conditions of the Parent Warrants will be the same as the Company Warrants.

                  (c) CALCULATION OF THE EXCHANGE RATIO. At the end of trading on the day preceding the Effective Time, Parent shall deliver a certificate (the "Parent Certificate") to the Company certifying as to the true and correct Series B Stock Closing Price. On such day, following the receipt of the Parent Certificate, the Chief Executive Officer and Chief Financial Officer of the Company shall deliver a certificate (the "Company Certificate") to Parent and Acquisition Corp. certifying in their capacity as such officers on behalf of the Company as to the true and correct Series B Stock Preference Amount, the Net Stock Consideration, the aggregate outstanding Fully Diluted Company Common Stock, the Exchange Ratio, the total percentage of the Gross Stock Consideration payable or issuable to each Shareholder and, subject to the second sentence of
Section 3.04, the total percentage of the Escrowed Shares to be delivered to the Escrow Agent of behalf of each Shareholder. To the extent either Parent or the Company disputes any calculations made by the other party in the Parent Certificate or the Company Certificate, as the case may be, such parties shall use reasonable efforts to promptly resolve any such dispute.

                  SECTION 3.02. CONVERSION OF CAPITAL STOCK OF ACQUISITION CORP. At the Effective Time, each share of Common Stock of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  SECTION 3.03. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company that are outstanding immediately prior to the Effective Time and that are held by Shareholders who have not voted such shares in favor of the approval and adoption of this Agreement and who shall have delivered a written demand for appraisal of such shares in accordance with California Law ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 3.01 hereof, but the holders of such shares shall be entitled to payment of the appraised value of such shares in accordance with the provisions of California Law; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his or her demand for appraisal of such shares (with the written approval of the Surviving Corporation), or (ii) if any holder fails to perfect or loses his or her appraisal rights as provided in California Law, or (iii) if any holder of Dissenting Shares fails to demand payment within the time period provided in California Law, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 3.01 hereof, without any interest thereon.

                  SECTION 3.04. ESCROWED SHARES. At the Effective Time, the Company shall deliver to the escrow agent (the "Escrow Agent") designated under the Escrow Agreement (the "Escrow Agreement"), substantially in the form of Exhibit C, a certificate or certificates representing an aggregate 400,000 shares of Parent Common Stock out of the Gross Stock Consideration (such amount hereinafter referred to as the "Escrow Amount," and such shares are collectively hereinafter referred to as the "Escrowed Shares") for the purposes of satisfying indemnity obligations arising out of a breach by the Company of any of its representations, warranties or covenants contained herein, all as more particularly described in the Escrow Agreement. The Escrowed Shares shall be deducted from the number of shares of Parent Common Stock to be issued to the Shareholders in the Merger based on the percentages for such calculation set forth in the Company Certificate (it being understood that no shares of Parent Common Stock shall be deducted from the number of shares of Parent Common Stock issued to (x) Shareholders in exchange for shares of Company Common Stock issued to Shareholders as a result of the exercise of a Company Warrant after the date of the Original Agreement and (y) Shareholders in exchange for shares of Company Common Stock issued to Shareholders after the date of the Original Agreement in accordance with Section 7.01(m)). In the event that the Merger is approved by the Shareholders as provided herein, the Shareholders shall, without any further act of any Shareholder, be deemed to have (i) consented to and approved the appointment of Neal Margulis as the representative of the Shareholders under the

Escrow Agreement (the "Representative") and as the attorney in fact and agent for and on behalf of each Shareholder with respect to the subject matter under the Escrow Agreement. Without limiting the generality of the foregoing, the Representative shall have full power and authority on behalf of the Shareholders to (a) interpret all of the terms and provisions of the Escrow Agreement; (b) compromise or settle any claims asserted under the Escrow Agreement; (c) authorize payments from the Escrow Fund (as defined in the Escrow Agreement), on behalf of the Shareholders and (d) execute, deliver and perform the Escrow Agreement. The Representative may be changed by the Shareholders from time to time upon not less than ten (10) days' prior written notice to the Escrow Agent and Parent; PROVIDED that a Representative may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Representative, and the Representative shall not receive compensation for his services. The Representative shall not be liable for any act done or omitted under the Escrow Agreement as Representative absent bad faith or gross negligence. The Shareholders by or on whose behalf Escrowed Shares will be contributed shall severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties under the Escrow Agreement including the reasonable fees and expenses of any legal counsel retained by the Representative.

                  SECTION 3.05.  SURRENDER AND EXCHANGE OF SHARES.

                  (a) At the Closing, upon delivery by each Shareholder of the certificate or certificates, duly endorsed, that prior thereto represented shares of Company Common Stock or Company Preferred Stock, Parent shall, subject to Section 3.04 hereof, deliver to each such surrendering Shareholder a certificate representing the number of shares of Parent Common Stock that the number of shares of Company Common Stock or Series B Stock represented by the surrendered certificate were converted into under Section 3.01 hereof.

                  (b) If a certificate representing shares of the capital stock of the Company has been lost, stolen or destroyed, and a replacement certificate has not been issued as of the Effective Time, the holder of such certificate shall submit an affidavit describing the lost, stolen or destroyed certificate, the number of shares evidenced thereby and affirming the status of that certificate in lieu of surrendering such certificate to Parent, which shall deem such certificate canceled. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of the capital stock of the Company that shall have been converted as aforesaid shall be deemed for all corporate purposes, except as hereinafter provided, to evidence the ownership of the consideration into which such shares have been so converted.

                  (c) No fractional shares of Parent Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock will receive from Parent, promptly after the delivery of the certificates or affidavit, as the case may be, referenced in paragraph (a) and (b) of this Section 3.05, an amount of cash equal to the per share market value of Parent Common Stock (based on the closing sale price of Parent Common Stock as quoted on the NASDAQ National Market on the date before the Closing Date, as reported in the WALL STREET JOURNAL) multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled.

                  SECTION 3.06. DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting Shares, if any, after payment of fair value in respect thereto have been made to dissenting Shareholders pursuant to California Law, shall be canceled.

                  SECTION 3.07. CLOSING OF STOCK TRANSFER BOOKS. On and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of capital stock of the Company.

                  SECTION 3.08. ANCILLARY AGREEMENTS. At the Effective Time, Parent and each Shareholder shall execute and deliver each of the Ancillary Agreements to which the Company and each such Shareholder is a party.

                  SECTION 3.09. NO FURTHER OWNERSHIP RIGHTS. The Gross Stock Consideration delivered upon the surrender for exchange of any certificate of capital stock of the Company in accordance with the terms hereof shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the shares of capital stock of the Company previously represented by such certificate.

                  SECTION 3.10. CLOSING. Subject to the provisions of Article IX hereof, the closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York at 10:00 a.m., New York time, on the second business day following the day on which the last of the conditions set forth in Sections 9.01 and 9.02 (other than conditions which by their terms are to be satisfied at the Closing) shall have been fulfilled or waived, or at such other time and/or place and/or on such other date as Parent and the Company shall agree (the date on which the Closing takes place, the "Closing Date").

                  SECTION 3.11. CHANGE IN STRUCTURE. Parent may at any time change the method of effecting the combination with the Company (including without limitation the provisions of this Article III) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of the Company directly into Parent, in which Parent is the surviving corporation; provided, however, that no such change shall (A) alter or change the amount of consideration to be issued to the Shareholders as provided for in this Agreement, (B) materially impede consummation of the transactions contemplated by this Agreement or (C) adversely affect the Company or the Shareholders.

                  SECTION 3.12. ADJUSTMENT OF MERGER CONSIDERATION. In the event of any change in the Parent Common Stock between the date of the Original Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, combination, merger, consolidation, exchange of Parent Common Stock or the like, the terms set forth in this Agreement shall be appropriately adjusted.

                  SECTION 3.13. FAIRNESS HEARING; SECTION 3(A)(10) EXEMPTION. The Merger will be subject to the approval of the California Commissioner of Corporations (the "Commissioner") and the issuance by the Commissioner of a permit authorizing the Merger after a fairness hearing (the "California Fairness Hearing") to be conducted by the Commissioner in compliance with Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act").

                                    ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to Parent and Acquisition Corp. as of the date of the Original Agreement (and with respect to the representations and warranties set forth in Sections 4.01, 4.02 and 4.07 as of the date hereof) as follows, except as set forth in the Company Disclosure Letter delivered to Parent concurrently with the execution of the Original Agreement ("Company Disclosure Letter", and each reference to an "Item" in this Article IV being a reference to that Item in the Company Disclosure Letter):

                  SECTION 4.01.  ORGANIZATION AND QUALIFICATION.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Item 4.01(a) sets forth the jurisdictions in which the Company is so qualified.

                  (b) Except as set forth on Item 4.01(b), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of or interests in any limited liability company or other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. The Company is not party to any contract to provide funds to or make any investment (in the form of a loan, capital contribution or similar payment) in any entity or enterprise that is not wholly owned by it.

                  (c) Item 4.01(c) sets forth the (i) name and jurisdiction of incorporation of each Subsidiary, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Item 4.01(c) sets forth those jurisdictions in which each Subsidiary is so qualified.

                  SECTION 4.02. AUTHORIZATION OF AGREEMENTS; NON-CONTRAVENTION.
(a) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by the Company and, subject to due execution by the other parties hereto, will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. Each Ancillary Agreement to which the Company is party, when duly executed and delivered in accordance with this Agreement, subject to due execution by any other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

                  (b) NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Company and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any provision of the Articles of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any Subsidiary (in each case as in effect at the Effective Time) (ii) except as set forth on Item 4.02(b), result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under, or result in any increased, additional or guaranteed rights or entitlements of any Person under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties, other than any such violation, default, loss, acceleration or Lien that would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on the Company.

                  SECTION 4.03.  CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of Fifty Million (50,000,000) shares of Company Common Stock and Twenty Eight Million (28,000,000) shares of Preferred Stock, One Million Six Hundred (1,600,000) of which are designated as "Series A Preferred Stock," Three Million Two Hundred Thousand (3,200,000) of which are designated as "Series B Preferred Stock," Four Million Five Hundred Thousand (4,500,000) of which are designated as "Series C Preferred Stock," Nine Million (9,000,000) of which are designated as "Series D Preferred Stock," and Seven Million Five Hundred Thousand (7,500,000) of which are designated as "Series E Preferred Stock." The number of outstanding shares is 15,656,688 shares of Company Common Stock; One Million Six Hundred Thousand (1,600,000) shares of Series A Stock; One Million Six Hundred Thousand (1,600,000) shares of Series B Stock, Three Million Nine Hundred Ninety Thousand (3,990,000) shares of Series C Stock, Eight Million Eight Hundred Fifty Nine Thousand Six Hundred Forty Nine (8,859,649) shares of Series D Stock and Four Million Seven Hundred Seventy Seven Thousand Seventy (4,777,070) shares of Series E Stock, each of which shares is validly issued, fully paid and nonassessable, and, except for shares of stock previously repurchased from Wei Yen, Greg Maturi and departing employees, no other shares of capital stock of the Company have ever been issued. Except as set forth on Item 4.03(a), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company is authorized or outstanding and there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as set forth on Item 4.03(a), the Company does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Item 4.03(a) sets forth a complete and correct list as of the date of the Original Agreement of the holders of record of the Company Common Stock, the Company Preferred Stock and the holders of all options or other rights to purchase capital stock of the Company, including by name of the holder the number of shares or the number of shares obtainable on exercise of options or rights held.

                  (b) The authorized capital stock and the number of issued and outstanding shares of capital stock of each of the Subsidiaries is set forth on
Item 4.03(b). All of such issued and outstanding shares of capital stock are validly issued and outstanding, fully paid and nonassessable, and no other shares of capital stock of any of the Subsidiaries have ever been issued. Except as set forth on Item 4.03(b), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of any of the Subsidiaries is authorized or outstanding and there is not any commitment of any of the Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as set forth on Item 4.03(b), none of the Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Item 4.03(b) sets forth a complete and correct list as of the date of the Original Agreement of the holders of record of the shares of capital stock of each Subsidiary and the holders of all options or other rights to purchase capital stock of each Subsidiary, including by name of the holder the number of shares or the number of shares obtainable on exercise of options or rights held.

                  SECTION 4.04. FINANCIAL STATEMENTS, ETC. The Company has previously furnished to Parent (i) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1999 and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of February 29, 2000 (the "Interim Balance Sheet"), and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the two months then ended (collectively, the "Company Financial Statements"). The Company Financial Statements are attached hereto as Item 4.04. The Company Financial Statements were prepared from the books and records of the Company and the Subsidiaries and present fairly in all respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates specified therein and the consolidated results of operations of the Company and the Subsidiaries for the respective periods then ended, and were prepared in conformity with generally accepted accounting principles in the United States ("GAAP") consistently applied, subject in the case of interim financial statements to the absence of certain footnote disclosures and normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

                  SECTION 4.05. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent set forth on Item 4.05, neither the Company nor any of the Subsidiaries has any liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of a nature customarily accrued, reserved against or disclosed on the face of a corporate balance sheet prepared in conformity with GAAP or which would have a Material Adverse Effect on the Company.

                  SECTION 4.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Item 4.06, or as otherwise expressly stated in this Agreement or as expressly excluded from the restrictions set forth in Section 7.01(a), since the date of the Interim Balance Sheet, neither the Company nor any of the Subsidiaries has:

                  (i) issued, sold or otherwise disposed of any stock, bonds or other securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any stock (except on exercise or conversion of outstanding options, warrants or Company Preferred Stock);

                  (ii) declared, set aside or made any payment or distribution to shareholders (whether in cash or in kind) or purchased or redeemed any shares of its capital stock or other securities;

                  (iii) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, perfor mance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee (other than option grants in the ordinary course of business consistent with past practice), or increased in any manner the compensation or fringe benefits of any director or officer, or increased the compensation or fringe benefits of any officer consultant, employee or director other than in the ordinary course of business consistent with past practice, or made any payment of a cash bonus to any director or officer or to any employee of, or consultant or agent to, the Company or any of the Subsidiaries or made any other material change in the terms or conditions of employment;

                  (iv) announced any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement;

                  (v) eliminated the vesting conditions or otherwise accelerated the payment of any compensation, including any stock options;

                  (vi) incurred any obligation or liability (fixed or contingent), in an amount, individually or in the aggregate, greater than or equal to $10,000, to be paid or fulfilled by the Company or any Subsidiary except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which individually or in the aggregate would have a Material Adverse Effect on the Company, or incurred any indebtedness for money borrowed which is to be repaid by the Company or any Subsidiary;

                  (vii) mortgaged, pledged or subjected to any Lien any of its assets, whether tangible or intangible;

                  (viii) transferred, leased or otherwise disposed of any of its assets, whether tangible or intangible, except for fair consideration in the ordinary course of business and consistent with past practice, or acquired, any assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice;

                  (ix) made any investment (including, without limitation, by purchase of stock or securities, contributions to capital, property transfers or otherwise), loan or advance, in an amount, individually or in the aggregate, greater than or equal to $10,000 in any Person;

                  (x) canceled or compromised any debt or claim, in an amount, individually or in the aggregate, greater than or equal to $10,000, owed to it other than in the ordinary course of business consistent with past practice;

                  (xi) waived or released any rights of material value held by it, including, without limitation, any Intellectual Property;

                  (xii) transferred or granted any rights under or with respect to any Intellectual Property, or permitted any license, permit or other form of authorization relating to an Intellectual Property to lapse and no party has accelerated, terminated, cancelled or modified any agreement or contract involving more than $10,000 to which the Company or any Subsidiary is a party;

                  (xiii) made any loan, or entered any transaction with, any of its directors, officers and employees outside the ordinary course of business;

                  (xiv) suffered any casualty loss or damage in an amount, individually or in the aggregate, greater than or equal to $10,000 (whether or not such loss or damage shall have been covered by insurance) which affects the Company in any material respect;

                  (xv) changed the method of accounting or accounting principle or practice by the Company or any Subsidiary, or re-evaluated any of the assets of the Company;

                  (xvi) entered into any material agreement, contract, lease or license other than in the ordinary course of business which in any way binds the Company or any Subsidiary to pay consideration, or provide goods or services, in an amount, individually or in the aggregate, greater than or equal to $10,000 and no party has accelerated, terminated, cancelled or modified any agreement or contract involving more than $10,000 to which the Company or any Subsidiary is a party;

                  (xvii) written down or written off of the value of any assets other than in the ordinary course of business;

                  (xviii) altered any term of any outstanding security of the Company or any Subsidiary;

                  (xix) entered into any agreement or arrangement to take any action which, if taken prior to the date of the Original Agreement, would have made any representation or warranty set forth in the Original Agreement materially untrue or incorrect as of the date when made unless otherwise disclosed;

                  (xx) (1) failed to maintain in full force and effect substantially the same level and type of insurance coverage as in effect on December 31, 1999 or (2) changed or suffered a change in any insurance coverage or the issuance of any insurance policy, except in the ordinary course of business consistent with past practice;

                  (xxi) suffered any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had, or will have, a Material Adverse Effect on the Company; or

                  (xxii) to the extent not otherwise set forth herein, taken any action described in Section 7.01 hereof.

                  SECTION 4.07. GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal or foreign governmental agency, public body, court, tribunal, arbitrator, mediator or other authority (each a "Governmental Agency") having jurisdiction over the Company or any of the Subsidiaries is required to be made or obtained by the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company and each Ancillary Agreement to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for compliance by the Company with the Hart-Scott Act.

                  SECTION 4.08. LITIGATION. Except as set forth on Item 4.08,
(i) there is no action, suit, dispute, investigation, proceeding or claim pending or, to the Company's knowledge, threatened against or affecting the Company or any of the Subsidiaries, or their respective properties or rights before any Governmental Agency, and the Company is not aware of any facts or circumstances which may give rise to any such action, suit, dispute, investigation, proceeding or claim which, if adversely decided, is reasonably likely to result in liability, individually or in the aggregate, to the Company equal to or greater than $50,000, (ii) there is no suit or claim by the Company or any Subsidiary pending, or which the Company or any Subsidiary intends to initiate, against any other Person, (iii) there are no suits, investigations, proceedings or threatened litigation pending against the Company or any Subsidiary involving intellectual property rights, (iv) the Company has no knowledge of any assertions, claims or notices of infringement, unlawful acquisition or other potentially litigable activities related to any intellectual property rights of any party, (v) neither the Company nor any of the Subsidiaries is subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any Governmental Agency, and (vi) neither the Company nor any of the Subsidiaries has entered into any agreement to settle or compromise any proceeding pending or threatened against it. No such pending or threatened actions, suits or proceedings would limit the ability of the Company to consummate the transactions contemplated hereby or by the Ancillary Agreements to which the Company is a party or have a Material Adverse Effect on the Company.

                  SECTION 4.09.  ASSETS.

                  (a) The Company and the Subsidiaries have good and marketable title to all assets of any nature whatsoever reflected in the Company Financial Statements or acquired after February 29, 2000; in each case, free and clear of any Liens, except (i) as disclosed in Item 4.09, (ii) Liens for current taxes not yet due, (iii) mechanic's and materialmen's and other similar Liens which may have arisen in the ordinary course of business and which, individually or in the aggregate, would not have a Material Adverse Effect, and (iv) Liens securing indebtedness reflected in the Company Financial Statements (collectively, "Permitted Liens"). All assets used by the Company and the Subsidiaries in the operation of their respective businesses are reflected in the Company Financial Statements to the extent GAAP requires the same to be reflected.

                  (b) All tangible personal property, fixtures, machinery and equipment of the Company and the Subsidiaries are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are being used.

                  (c) This Section 4.09 does not relate to real property or interests in real property, such items being the subject of Section 4.10.

                  SECTION 4.10.  REAL PROPERTY.

                  (a) Item 4.10(a) lists and describes briefly all real property owned by the Company or any of the Subsidiaries. With respect to each such parcel of owned real property,

                  (i) the Company or its Subsidiary has good and marketable title to the parcel of real property, free and clear of any Lien, easement, covenant, or other restriction, except (1) as disclosed in
         Item 4.10(a), (2) Permitted Liens, (3) recorded easements, covenants, and other restrictions, and (4) utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                  (ii) there are no pending or threatened condemnation proceedings, law suits, or administrative actions relating to the property, or other matters affecting the current use, occupancy, or value thereof;

                  (iii) the legal description for the property contained in the deed thereof describes such property fully and adequately, the buildings and improvements are located within the boundary lines of the described property, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land;

                  (iv) except as set forth on Item 4.10(a)(iv), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the real property, and there are no parties in possession of the real property, other than tenants under any leases disclosed on Item 4.10(a)(iv); and

                  (v) there are no outstanding options or rights of first refusal to purchase the real property, or any portion thereof of interest therein.

                  (b) Item 4.10(b) lists and describes all real property leased or subleased to the Company or any of the Subsidiaries. The Company has delivered to Parent correct and complete copies of the leases and subleases with respect to the real property listed in Item 4.10(b). With respect to each lease and sublease listed in Item 4.10(b):

                  (i) neither the Company nor any of the Subsidiaries has assigned, transferred conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                  (ii) except as set forth on Item 4.10(b) no lease or sublease contains a change of control provision which requires the Company or a Subsidiary to obtain the consent of a landlord or overlandlord in connection with the consummation of the transaction contemplated hereby.

                  SECTION 4.11.  INTELLECTUAL PROPERTY.

                  (a) "Intellectual Property" of any Person shall mean any or all of the following and all rights in, arising out of, or associated therewith anywhere in the world held by such Person and not otherwise in the public domain: (1) all United States, international and foreign patents and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (2) all inventions (whether patentable or not), patterns, drawings, blueprints, specifications, products in development, processes, applications, circuits, invention disclosures, improvements, trade secrets, confidential information, proprietary information, know how, mask works (and all information contained in a mask but not yet fixed in a chip), technology, technical data and customer lists, and all documentation relating to any of the foregoing; (3) all copyrights, copyright registrations and applications therefor; (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (6) all databases and data collections and all rights therein throughout the world; (7) all software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (8) all permits, privileges or royalties; (9) all domain names and internet addresses; (10) any similar, corresponding or equivalent rights to any of the foregoing and (11) all documentation related to any of the foregoing.

                  (b) Item 4.11(b)(i) lists all Intellectual Property used by the Company and the Subsidiaries (the "Company Intellectual Property"). Schedule 4.11(b)(ii) lists all Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries (the "Protectable Intellectual Property").

                  (c) Except as set forth on Item 4.11(c), the Company (1) owns each item of Protectable Intellectual Property, free and clear of any Liens, (2) has good title or assignable license to use each item of the Company Intellectual Property, free and clear of any Liens, (3) is the exclusive owner of or has the assignable permission of the owner to use all trademarks and trade names used in connection with the operation or conduct of the Company, including the sale of any products or the provision of any services by the Company and (4) owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own.

                  (d) To the extent that any work, invention or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

                  (e) Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property or Protectable Intellectual Property, to any third party.

                  (f) The operations of the Company and the Subsidiaries, including the design, development, manufacture, license and sale of the products (including products currently under development) or services provided by the Company, are not the subject of any litigation and do not (1) infringe or misappropriate the Intellectual Property of any other Person, (2) violate the rights of any Person (including rights to privacy or publicity), or (3) constitute unfair competition or trade practices under the laws of any jurisdiction, and none of the Company or any Subsidiary has received written or oral notice from any person claiming that such operation or any act, product or service of the Company infringes or misappropriates the Intellectual Property of any third party, violates the rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                  (g) The Company and each Subsidiary owns or has the exclusive right to use all Intellectual Property and Protectable Intellectual Property used by the Company or such Subsidiary in or necessary to the Company's or such Subsidiary's conduct of its business, including, without limitation, in the design, development, manufacture, license and sale of all products currently manufactured (either directly or under contract) or sold by the Company or such Subsidiary or under development by the Company or such Subsidiary, in the use and sale by customers thereof, and in the performance of all services provided or contemplated to be provided by the Company or such Subsidiary.

                  (h) Each item of the Protectable Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Protectable Intellectual Property have been paid and all necessary documents and certificates in connection with such Protectable Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the Untied States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Protectable Intellectual Property.

                  (i) There are no contracts, licenses and agreements between the Company or any Subsidiary and any other Person with respect to the Company Intellectual Property or Protectable Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

                  (j) To the best of the Company's knowledge, no Person is infringing or misappropriating any of the Company Intellectual Property or Protectable Intellectual Property.

                  (k) The Company has taken all steps that are required to protect the Company's and the Subsidiaries' rights in confidential information and trade secrets of the Company and each Subsidiary or provided by any third party to the Company or a Subsidiary.

                  (l) There are no proceedings or actions instituted by the Company or a Subsidiary or of which the Company has received written notice before any Governmental Agency (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company Intellectual Property or Protectable Intellectual Property.

                  (m) No Intellectual Property or product or service of the Company or a Subsidiary is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or a Subsidiary or may affect the validity, use or enforceability of such Intellectual Property.

                  (n) Except as set forth on Item 4.11(a), all current and former employees of the Company have executed the standard intellectual property assignment agreement of the Company, a copy of which has been provided to Parent prior to the date of the Original Agreement.

                  (o) No (1) product, service or publication of the Company or a Subsidiary, (2) material published or distributed by the Company or a Subsidiary or (3) conduct or statement of, or attributable to, the Company or a Subsidiary constitutes obscene material or a defamatory statement or material.

                  SECTION 4.12.  LABOR MATTERS.

                  (i) Neither the Company nor any of the Subsidiaries is or has been a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of the Company or any of the Subsidiaries.

                  (ii) There are not any controversies between the Company or any of the Subsidiaries and any of such employees that might be expected to affect the conduct of the Company's business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the Company's knowledge, threatened relating to the Company's business.

                  (iii) There is no pending or, to the Company's knowledge, threatened litigation between the Company, on the one hand, and current or former officers or employees, on the other hand, including without limitation, any claims for wrongful termination, breach of any express or implied contract of employment or for violation of equal employment opportunity laws, except for claims previously settled as to which a copy of the settlement agreement has been provided to Parent.

                  (iv) There are no labor unions or other organizations representing or purporting to represent any employees of the Company or any of the Subsidiaries and there are not any organizational efforts currently being made or threatened involving any of such employees.

                  (v) There is, and during the past two years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or affecting the Company or a Subsidiary.

                  (vi) Except as set forth on Item 4.12, the Company and the Subsidiaries are in material compliance in all respects with all laws and regulations or other legal or contractual requirements regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

                  (vii) Neither the Company nor any of the Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                  (viii) None of the Company or the Subsidiaries has received notice during the past two years of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or a Subsidiary and no such investigation is in progress.

                  (ix) Item 4.12 (x) sets forth the immigration status of each Company Employee working in the United States who is not a United States citizen and (y) describes any Company Employee whose immigration status may be adversely affected by any of the transactions contemplated by this Agreement.

                  SECTION 4.13.  TAXES.

                  (a) Except as set forth on Item 4.13, each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has (A) timely filed all Federal and all state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Tax Returns") required to be filed by it in respect of any Taxes,
(B) timely paid all Taxes that are due and payable with respect to the periods covered by the Tax Returns referred to in clause (A), (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries prior to the Effective Time, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                  (b) Except as set forth on Item 4.13, the period of assessment under applicable law, after giving effect to extensions or waivers, with respect to the Tax Returns of the Company or any of the Subsidiaries has expired for all of the taxable years of the Company and such Subsidiaries. Item 4.13 indicates those Tax Returns of the Company and the subsidiaries that either have been audited or are currently the subject of an audit. Except as set forth on Item 4.13, there is no dispute or claim (including any anticipated claim) concerning any Taxes of the Company or any of the Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of its affiliates has knowledge after due inquiry.

                  (c) The Company has never been an includible member of an "affiliated group" (within the meaning of Section 1504 of the Code) other than the "affiliated group" of which the Company is currently the parent (the "Company Affiliated Group"). For all periods of its existence, the Company Affiliated Group has been entitled to report its income on consolidated federal income tax returns filed on behalf of the Company Affiliated Group and, for such periods, all federal income tax returns required to be filed by the Company Affiliated Group have been (or will be) duly and timely filed on a consolidated basis. Except as set forth on Item 4.13 , all other Tax Returns of the Company and the Subsidiaries have been filed on a separate company, non-combined, non-consolidated and non-unitary basis.

                  (d) Except as set forth in Item 4.13, neither the Company nor any of the Subsidiaries has (i) received or is the subject of an application for a tax ruling or entered into a legally binding agreement (such as a closing agreement) with a taxing authority, which ruling or agreement could have an effect on the Taxes of the Company or any of the Subsidiaries after the Effective Time, or (ii) filed any election or caused any deemed election under
Section 338 of the Code.

                  (e) Except as set forth in Item 4.13, (i) no extensions of time have been granted to the Company or any of the Subsidiaries to file any Tax Return required by applicable law to be filed by it prior to the Effective Time, which have expired, or will expire, before the Effective Time without such Tax Return having been filed, (ii) no deficiency or adjustment for any Taxes of the Company or any of the Subsidiaries has been proposed, asserted or assessed in writing, and no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any such Taxes of the Company or any of the Subsidiaries, (iii) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes has been executed by the Company or any of the Subsidiaries, nor have any requests for such waivers or consents been proposed in writing and (iv) neither the Company nor any of the Subsidiaries owns or leases any interest in real property in any jurisdiction in which a Tax will be payable with respect to such interest in real property as a result of the transactions contemplated hereby.

                  (f) Except as set forth in Item 4.13, the Company is not and has never been a party to any tax-sharing or allocation agreements, arrangements or understandings, whether written or oral.

                  (g) Except as set forth in Item 4.13, neither the Company nor any of the Subsidiaries is a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payments" by the Company or any of the Subsidiaries within the meaning of Section 280G of the Code.

                  (h) Neither the Company nor any of the Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

                  (i) Except as set forth in Item 4.13 (i), no power of attorney has been granted by or with respect to the Company or any of the Subsidiaries with respect to any matter relating to Taxes.

                  (j) Neither the Company nor any of the Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision).

                  (k) No written claim, or to the Company's knowledge, no other claim has ever been made by any governmental authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

                  (l) The Company has previously delivered or made available to Parent complete and accurate copies of each of: (i) all audit reports, letter rulings and technical advice memoranda relating to federal, state and local Taxes due from or with respect to the Company and each of the Subsidiaries, (ii) the federal, state, local and foreign Tax Returns filed by the Company and each of the Subsidiaries and (iii) any closing agreements entered into by the Company or any of the of the Subsidiaries with any taxing authority.

                  (m) None of the assets of the Company or any Subsidiary is required to be treated as being owned by any other Person pursuant to the "safe harbor" leasing provision of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal thereof.

                  (n) The Company is not and has not been at any time over the last five years a "U.S. real property holding corporation" (as defined in Section 897(c)(2) of the Code).

                  SECTION 4.14. COMPLIANCE WITH LAW; PERMITS. Neither the Company nor any of the Subsidiaries is in any material respect in default under or in violation of (i) any order or decree of any Governmental Agency or (ii) any laws, ordinances, governmental rules or regulations to which the Company or any Subsidiary or any of their respective properties or assets is subject ("Applicable Laws"). Item 4.14 sets forth a list of all material permits, authorizations, approvals, registrations, variances and licenses ("Permits") issued to or used by the Company or any of the Subsidiaries in connection with the conduct of its business. Such Permits constitute all Permits necessary for the Company or the Subsidiaries to own, use and maintain their properties and assets or required for the conduct of its business in substantially the same manner as it is currently conducted. Each Permit listed on Item 4.14 is in full force and effect and no proceeding is pending or, to the knowledge of the Company, threatened, to modify, suspend, revoke or otherwise limit any of such Permits and no administrative or governmental actions have been taken or, to the knowledge of the Company, threatened, in connection with the expiration or renewal of any of such Permits. Except as set forth on Item 4.14, neither the Company or any of the Subsidiaries will be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any Permits. Except as set forth on Item 4.14, none of the Company or any Subsidiary has received any written communication during the past two years from a governmental entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any Applicable Laws or Permits.

                  SECTION 4.15.  EMPLOYEE BENEFIT PLANS.

                  (a) Item 4.15 sets forth a complete and accurate list of each plan, program, arrangement, agreement or commitment that is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement, agreement or commitment ("Plans"), including, without limitation, each employee benefit plan (as defined under Section 3(3) of ERISA), maintained by the Company or any of the Subsidiaries or any Person that, together with Company or any Subsidiary, would be treated as a single employer under Title IV of ERISA or Section 414 of the Code (collectively, the "ERISA Affiliates") or to which any ERISA Affiliate contributes or has any obligation to contribute to, or has or may have any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement). Each Plan is identified on Item 4.15, to the extent applicable, as one or more of the following: an "employee pension plan" (as defined in Section 3(2)(A) of ERISA), an "employee welfare plan" (as defined in Section 3(l) of ERISA), or as a plan intended to be qualified under Section 401 of the Code.

                  (b) Each Plan has been administered in all material respects in accordance with its terms. The Company and each of the Subsidiaries have complied, and currently are in compliance, in all material respects with all laws and regulations applicable to the Plans, including, without limitation, ERISA and the Code.

                  (c) Except as set forth on Item 4.15, no ERISA Affiliate has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

                  (d) Except as set forth on Item 4.15, neither the Company nor any of the Subsidiaries provides or may be required to provide and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Subsidiaries beyond their retirement or other termination of service with the Company or the Subsidiaries (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of the Company or the Subsidiaries, or (C) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). No ERISA Affiliate maintains any Plan under which any employee or former employee of any of the ERISA Affiliates may receive medical benefits which cannot be modified or terminated by the ERISA Affiliates at any time without the consent of any person, and no employees or former employees of the ERISA Affiliates will have any claim in respect of prospectively accrued benefits as of the Effective Time.

                  (e) Except as set forth on Item 4.15, the transactions contemplated hereby will not result in (i) any portion of any amount paid or payable by the Company to a "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Company or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual," being an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder, (ii) any employee of the Company or any of the Subsidiaries being entitled to severance pay, unemployment compensation, or any other payment, (iii) an acceleration of the time of payment or vesting, or an increase in the amount of compensation due to any such employee or former employee or (iv) any prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                  (f) No ERISA Affiliate has incurred any material liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for premiums due to the Pension Benefit Guaranty Corporation), the Code or other applicable law, which has not been satisfied in full or been accrued on the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1999 pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances, which could result in the imposition of any liability under ERISA, the Code or other applicable law with respect to any Plan.

                  (g) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.

                  (h) None of the ERISA Affiliates has made any contribution to any Plan that may be subject to any excise tax under Section 4972 of the Code.

                  (i) With respect to any Plan, there has not been any act or omission by the Company or any of its ERISA Affiliates that has given rise to or could give rise to any fines, penalties or related charges under ERISA or the Code for which the Company or any of its ERISA Affiliates could be liable.

                  (j) No actions, suits, proceedings, complaints, charges, hearings, inquiries or investigations (other than routine benefit claims), by or before any state, local or federal court, arbitral body, administrative agency, or governmental or regulatory authority, are pending or threatened against or relating to any Plan, or any fiduciary thereof, and to the knowledge of the Company, there is no basis for any such actions, suits, proceedings, complaints, charges, hearings, inquiries or investigations.

                  (k) The Company has timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for each Plan into the appropriate trusts or accounts.

                  (l) Each Plan that allows loans to plan participants has been operated in accordance with its terms, the plan's written loan policy and all applicable laws. In addition, all outstanding loans from such Plans are current as of the Closing Date, and there are no loans in default.

                  SECTION 4.16. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. (a) Except as set forth on Item 4.16:

                  (i) During the period that the Company or any Subsidiary has leased or owned its properties or leased, owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities that would have or is reasonably likely to have a Material Adverse Effect on the Company. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company or any Subsidiary having taken possession of any of such properties or facilities which might reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For purposes of this Agreement, "HAZARDOUS MATERIALS" means any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date, regulated under, or defined as a "hazardous substance," "radioactive substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; (iv) the Toxic Substances Control Act, 15 Section 2601 ET SEQ.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.; (vi) regulations promulgated under any of the above statutes; or
         (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                  (ii) None of the properties or facilities currently leased or owned by the Company or any Subsidiary or any properties or facilities previously leased or owned by the Company or any Subsidiary is in violation (an "Environmental Violation") of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition, which violation would have or is reasonably likely to have a Material Adverse Effect on the Company.

                  (iii) During the Company's or any Subsidiary's occupancy of any properties or facilities owned or leased at any time by the Company or any Subsidiary, none of the Company, any Subsidiary, or to the Company's knowledge, any third party, has used, generated, manufactured, released or stored on, under or about such properties and facilities or transported to or from such properties and facilities any Hazardous Materials that would have or is reasonably likely to have a Material Adverse Effect on the Company.

                  (iv) During the time that the Company or any Subsidiary has owned or leased the properties and facilities currently occupied by it or any properties and facilities previously occupied by the Company or any Subsidiary, there has been no material litigation, proceeding or administrative action brought or threatened against the Company or any Subsidiary, or any material settlement reached by the Company or any Subsidiary with any party or parties alleging an Environmental Violation or the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                  (b) The Company has provided Parent with copies of all environmental assess ment or audit reports and other similar studies or analyses relating to any property occupied by the Company or a Subsidiary.

                  SECTION 4.17.  CONTRACTS.

                  (a) Item 4.17(a) lists the following contracts, agreements and arrangements relating to the Company and/or any of the Subsidiaries:

                  (i) any contract or arrangement with a sales representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities, or any contract to act as one of the foregoing on behalf of any Person, which is not terminable by the Company on 30 or fewer days' notice without material penalties;

                  (ii) except as expressly excluded from the restrictions set forth in Section 7.01(a) (with respect to contracts or arrangements entered into after the date of the Original Agreement), any contract or arrangement of any nature which involves the payment of cash or other property, which has an aggregate future liability to any Person (other than the Company or any Subsidiary) in excess of $50,000 or which involves any unperformed commitment by the Company or any Subsidiary to any third party;

                  (iii) any contract or arrangement pursuant to which the Company or any Subsidiary has made or will make loans or advances, or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business) in excess of $50,000;

                  (iv) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other contract or arrangement relating to the borrowing of funds, an extension of credit or financing or a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                  (v) any contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

                  (vi) any contract or arrangement containing any non-competition provisions or other restrictions with respect to the geographical area of operations or scope or type of business of the Company or any of the Subsidiaries;

                  (vii) any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of the Company or any of the Subsidiaries, or the Company or the Subsidiaries is granted the authority to act for or on behalf of any person;

                  (viii) any contract not yet executed or fully performed and relating to any acquisition or disposition of the Company or any predecessor in interest of the Company, or any acquisition or disposition of any Subsidiary, division, line of business, or real property;

                  (ix) all collective bargaining agreements, employment and consulting agreements (whether written or oral), independent contractor agreements (whether written or oral), executive compensation plans (whether written or oral), bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements (whether written or oral) maintained for or providing benefits to employees of, or independent contractors or other agents of the Company;

                  (x) any lease for real or personal property;

                  (xi) except (x) as expressly excluded from the restrictions set forth in Section 7.01(a), (y) for any nondisclosure agreements with vendors and customers (in each case other than competitors of Parent) in the ordinary course of business relating to information concerning the Company and (z) for employee confidentiality agreements with new employees, in each case with respect to agreements entered into after the date of the Original Agreement, any agreement concerning confidentiality, including, but not limited to, non-disclosure agreements and employee confidentiality agreements;

                  (xii) any agreement under which it has loaned or advanced any amount to any of its directors, officers, and employees outside the ordinary course of business;

                  (xiii) any agreement under which the consequences of default or termination could have a Material Adverse Effect on the Company;

                  (xiv) any contract containing a provision limiting the Company's rights under such contract upon a change of control of the Company;

                  (xv) except as expressly excluded from the restrictions set forth in Section 7.01(a) (with respect to agreements entered into after the date of the Original Agreement), any continuing contract for the future purchase, sale, development or manufacture of products, material, supplies, equipment, software or services requiring payment to or from the Company or any of the Subsidiaries (i) in an amount in excess of $50,000 per annum which is not terminable on 120 days or less notice without material cost or other liability at, or at any time after, the Effective Time or in which the Company or such Subsidiary has granted or received manufacturing rights or most favored nations pricing provisions rights relating to any product, group of products or territory, or (ii)(A) in which the Company or such Subsidiary has granted or received rights to any Intellectual Property (B) which require consent or are otherwise terminable upon a change of control of the Company or (C) in which the Company or such Subsidiary has granted exclusive market rights relating to any product, group of products or territory;

                  (xvi) contract providing for the development of software for, or license of software to, the Company or any Subsidiary , or other contracts regarding software or other Intellectual Property used or incorporated in one or more of the products of the Company or any Subsidiary (other than software licensed to the Company or any Subsidiary from a third party as to which the Company or such Subsidiary has a fully-paid perpetual license to use and distribute as the Company or such Subsidiary is currently doing without any material restrictions or limitations, or that is generally available to the public from such third party at a per copy license fee of less than $5,000, but including any site or corporate license and each agreement providing for either the delivery of source code or the escrow of source code for the benefit of the licensee or any original equipment manufacturer, distribution or other agreement that requires the Company or any Subsidiary to perform any ongoing development of software including updates and error corrections);

                  (xvii) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $50,000, other than in the ordinary course of business consistent with past practice;

                  (xviii) except as expressly excluded from the restrictions set forth in Section 7.01(a) (with respect to agreements, contracts or commitments entered into after the date of the Original Agreement), any agreement, contract or commitment by the Company or any Subsidiary relating to material capital expenditures or involving future obligations in excess of $50,000, other than those listed in the Company Financial Statements;

                  (xix) any voting trust or shareholders agreement known to the Company between or among the Company or any Subsidiary and Shareholders;

                  (xx) any tax sharing or tax indemnification agreement between or among the Company or any Subsidiary;

                  (xxi) except as set forth in Item 4.17(b), any agreement or contract providing for indemnification by the Company or any Subsidiary to any third party;

                  (xxii) any agreement required to be set forth on Item 4.02(b);

                  (xxiii)  any employee assignment agreement;

                  (xxiv)   any residual intellectual property agreement; and

                  (xxv) any contract not specified above that is material to the Company or any of the Subsidiaries.

                  (b) Except as set forth in Item 4.17(b), there is no contract, agreement, arrangement or understanding that would entitle any of the Shareholders to seek indemnification from the Company or any Subsidiary.

                  (c) Except as set forth on Item 4.17(a), nothing contained in any contract, agreement or arrangement set forth (or required to be set forth) on Item 4.17(a) limits or impairs the Company's or any Subsidiary's rights to use its Intellectual Property or to engage in the business in which it is currently, or intends to be, engaged.

                  (d) The Company has delivered to Parent complete and accurate copies of the contracts, agreements or arrangements set forth on Item 4.17(a). Each such contract, agreement and arrangement is legal, valid, binding, enforceable, and in full force and effect in all material respects. None of the Company, any Subsidiary, or to the Company's knowledge, any other party is in violation, breach or default under any such contract, agreement or arrangement, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder. No party to any such contract, agreement or arrangement has notified the Company or any Subsidiary that it has repudiated any provision thereof. There are no disputes, oral agreements, or forbearance programs in effect as to any such contract, agreement or arrangement; and except as set forth on Item 4.17(a), neither the Company nor any Subsidiary has received notice of any cancellation or termination of, or of any threat to cancel or terminate, any such contracts, agreements or arrangements or expects the consummation of the transactions contemplated hereby to result in such notice.

                  SECTION 4.18.  INSURANCE.

                  The Company and the Subsidiaries maintain and at all times since January 1, 1998 have maintained fire and casualty, general liability, business interruption, product liability, sprinkler and water damage and any other insurance that the Company believes or believed to be reasonably prudent for its business. Item 4.18 contains a list of all such insurance policies presently in effect, and correct and complete copies of all such policies along with a history of claims made under such policies have been provided to Parent. The Company and the Subsidiaries have fully paid all payments required under the terms of each of the foregoing insurance policies and neither the Company nor any of the Subsidiary has received notice of intent to cancel any of the foregoing insurance policies.

                  Except as set forth in Item 4.18, the Company does not have any knowledge of any state of facts or the occurrence of any event, which reasonably might (i) form the basis for any claim against the Company or any of the Subsidiaries not reasonably expected to be fully covered by the insurance policies referred to on Item 4.18, and which exceeds $25,000 in liability, or
(ii) increase the insurance premiums paid by the Company or any Subsidiary, in excess of $25,000 per annum in the aggregate, or affect the availability of the insurance coverage listed on Item 4.18 on substantially the same terms as now in effect.

                  SECTION 4.19. PENDING TRANSACTIONS. Except for this Agreement and the transactions contemplated hereby, neither the Company nor any of the Subsidiaries is a party to or bound by any agreement, negotiation, discussion, commitment or undertaking with respect to a merger or consolidation with, or an acquisition of any material property and assets of, any other Person or the sale, lease or exchange of any material properties and assets to any other Person.
                  SECTION 4.20. CLAIMS AGAINST OFFICERS AND DIRECTORS. Except as disclosed in Item 4.20 there are no pending or, to the knowledge of the Company, threatened claims against any director, officer, employee or agent of the Company or any of the Subsidiaries or any other Person which could give rise to any claim from any director, officer, employee or agent of the Company or any of the Subsidiaries or any other Person for indemnification from the Company or any of the Subsidiaries.

                  SECTION 4.21. EMPLOYEES. All directors, officers, employees, and independent contractors of the Company and the Subsidiaries are under written obligation to the Company and such Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment or contract and to assign to the Company and such Subsidiaries all inventions and know-how made by them within the scope of their employment or contract. No Company Employee has given formal or informal notice to the Company of an intention to resign, presently or as a result of the transactions contemplated by this Agreement.

                  SECTION 4.22. CUSTOMERS, SUPPLIERS, ETC. The Company has provided Parent with information concerning (i) the largest customers of the Company and the Subsidiaries (in terms of aggregate revenues to the Company and the Subsidiaries during the fiscal year ended December 31, 1999) representing in the aggregate 95% of the revenues received by the Company and the Subsidiaries in respect of such fiscal year (such customers being referred to herein as the "Major Customers") and (ii) the largest suppliers of the Company and the Subsidiaries (in terms of aggregate charges to the Company and the Subsidiaries during the fiscal year ended December 31, 1999) representing in the aggregate 95% of the charges to the Company and the Subsidiaries in respect of such fiscal year (such suppliers being referred to herein as the "Major Suppliers"). Except to the extent set forth in Item 4.22, since December 31, 1998, there has not been any adverse change in the business relationship with any Major Customer,
(x) the Company has received no material customer complaints concerning its products and/or services nor has it had any of its products returned by a purchaser thereof other than for minor, non-recurring warranty problems, and (y) there has been no material dispute between the Company or any of the Subsidiaries and any Major Customer or Major Supplier and the Company has received no notice that any Major Customer intends to materially reduce its purchases from the Company or any of the Subsidiaries or that any Major Supplier intends to materially reduce its sale of goods or services to the Company or any of the Subsidiaries.

                  SECTION 4.23. ACCOUNTS RECEIVABLE. Except as disclosed on Item
4.23 or in the Company Financial Statements, (i) each account receivable of the Company and the Subsidiaries (collectively, the "Accounts Receivable") represents a sale made in the ordinary course of business other than to Affiliates of the Company and which arose pursuant to an enforceable written contract for a bona fide sale of goods or for services performed, and the Company and the Subsidiaries have performed all of their respective obligations to produce the goods or perform the services to which such Accounts Receivable relates, and (ii) except to the extent reserved for in the Company Financial Statements, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof. To the Company's knowledge, all Accounts Receivable are good and collectible at the aggregate recorded amounts thereof, net of applicable reserves for doubtful accounts reflected in the Company Financial Statements. Since December 31, 1999, there have not been any write-offs as uncollectible of any Accounts Receivable.

                  SECTION 4.24. IMPROPER AND OTHER PAYMENTS. Except as set forth on Item 4.24, neither the Company nor any of the Subsidiaries, nor any director, officer, employee, agent or representative of the Company or any of the Subsidiaries, nor any person acting on behalf of any of them, has (i) made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (ii) made any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) made any improper foreign payment (as defined in the Foreign Corrupt Practices Act).

                  SECTION 4.25. BROKERS. Except as set forth on Item 4.25, neither the Company nor any of the Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and neither the Company nor any of the Subsidiaries has or will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by the Company, any of the Subsidiaries or the Shareholders in connection with any of the transactions contemplated by this Agreement.

                  SECTION 4.26. TRANSACTIONS WITH AFFILIATES. Except for the items set forth on Item 4.26, (i) there are no agreements between any of the Company's Affiliates, on the one hand, and the Company, on the other hand, for the provision of goods or services to or by the Company or any Subsidiary;
(ii) no Affiliates of the Company have been involved in any other business arrangement or relationship with, or pertaining to, the Company or any Subsidiary within the past twelve months; (iii) there are no facilities occupied in whole or in part by the Company or any Subsidiary, and no other property, assets, franchises, licenses or rights used by the Company or any Subsidiary, that are owned, leased by or to, or occupied by any Affiliate of the Company; and (iv) no Affiliate of the Company owns any asset, tangible or intangible, which is used by the Company or any Subsidiary.

                  SECTION 4.27. YEAR 2000 COMPLIANCE. (a) There is no failure to be Year 2000 Compliant of any computer software or hardware owned, used, licensed or sold by the Company or any Subsidiary, including, without limitation, computer hardware systems, software applications, firmware, microchips, equipment containing embedded microchips and other embedded systems that are used by the Company or any Subsidiary, or the software, hardware, firmware and other technology which constitutes part of the products and services manufactured, marketed or sold by the Company or any Subsidiary, licensed by the Company or any Subsidiary to third parties (the "Computer Systems").

                  (b) For purposes of this Agreement, "Year 2000 Compliant" means that (1) neither performance nor functionality of the Computer Systems is affected by dates prior to, during and after the year 2000; (2) no value for any then-current date will cause any interruption in operation; (3) date-based functionality must behave consistently for dates prior to, during and after year 2000; and (4) in all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules.

                  (c) Except as set forth on Item 4.27(c), neither the Company nor any Subsidiary has provided any written guarantee or warranty for any product sold or licensed, or service provided by the Company or any Subsidiary to the effect that such product or service (x) complies with or accounts for the fact of the arrival of the year 2000, (y) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (z) is otherwise Year 2000 Compliant.

                  SECTION 4.28. PRODUCT WARRANTY; PRODUCT LIABILITY. (a) All of the products manufactured, sold, leased, and delivered by the Company and the Subsidiaries have conformed in all respects with all applicable contractual commitments and all express and implied warranties, and the Company and the Subsidiaries have no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith. None of the products manufactured, sold, leased, or delivered by the Company and the Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Item 4.28 includes copies of the standard terms and conditions of sale or lease for the Company and the Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

                  (b) None of the Company or the Subsidiaries has any liability, and there is no basis for any present or future action, cause of action, suit (in contract, tort or otherwise), proceeding, hearing, inquiry, investigation, charge, complaint, claim, or demand by or before any Governmental Agency, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Company or any of the Subsidiaries.

                  SECTION 4.29. INVENTORY. The inventory of the Company and the Subsidiaries consists of raw materials and supplies, manufactured and processed parts, work in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory writedown set forth in the Interim Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. Such inventory is generally of a quality and quantity usable and salable at customary gross margins and with customary markdowns consistent in all material respects with past practice in the ordinary course of business.

                  SECTION 4.30. DEVELOPMENT AGREEMENTS. Item 4.30 sets forth a list of all contracts, agreements or arrangements relating to the design, testing and implementation of any software, firmware or hardware program, product or project (hereinafter referred to as "Development Agreements") to which the Company or any of the Subsidiaries is a party. Except as set forth on
Item 4.30, the Company and the Subsidiaries have satisfied, or will satisfy, in all material respects, all requirements, including but not limited to any minimum production and development schedule, set forth in any Development Agreement and neither the Company nor any of the Subsidiaries is in material default (nor has any event occurred which, with the giving of notice or passage of time would result in an event of material default) under any Development Agreement. Except as set forth on Item 4.30, no amounts ("Penalties") are owed by the Company or any of the Subsidiaries, and no such Penalties are reasonably anticipated by the Company or any of the Subsidiaries to be owed, due to the failure of the Company or any of the Subsidiaries to satisfy any requirements under any Development Agreement, by the Company or any of the Subsidiaries to any third party with whom the Company or any of the Subsidiaries has entered into a Development Agreement. Item 4.30 also sets forth a list of all Penalties which are owed, or are reasonably anticipated by the Company or any of the Subsidiaries to be owed, by any of them pursuant to any Development Agreement.

                  SECTION 4.31. DISCLOSURE. The information supplied by the Company for inclusion in the Notice of Hearing, Information Statement and permit application (the "Permit Application") prepared in connection with the California Fairness Hearing (collectively, the "Hearing Materials") shall not as of the respective dates thereof (and in the case of the Information Statement, the date it is first mailed to the Shareholders, the date of the Shareholders Meeting and at the Effective Time) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent which is contained in any of the Hearing Materials.

                                    ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

                  Parent represents and warrants to the Company as of the date of the Original Agreement (and with respect to the representations and warranties set forth in Sections 5.01, 5.02 and 5.04 as of the date hereof) as follows, except as set forth in the Parent Disclosure Letter delivered to the Company concurrently with the execution of the Original Agreement ("Parent Disclosure Letter", and each reference to an "Item" in this Article V being a reference to that Item in the Parent Disclosure Letter):

                  SECTION 5.01. ORGANIZATION AND QUALIFICATION. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

                  SECTION 5.02. AUTHORIZATION OF AGREEMENTS; NON-CONTRAVENTION.
(a) The execution and delivery by Parent of this Agreement and each Ancillary Agreement to which Parent is a party, and the consummation by Parent of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. Without limiting the foregoing, the execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by Parent's Board of Directors and Acquisition Corp.'s Board of Directors, as applicable, and no other corporate approvals or proceedings on the part of Parent or Acquisition Corp. or the respective shareholders of either thereof are necessary to authorize this Agreement, the Merger, the issuance of Parent Common Stock in connection with the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed by Parent and, subject to due execution by any other parties thereto, will constitute the legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. Each Ancillary Agreement to which Parent is party, when duly executed and delivered in accordance with this Agreement, subject to due execution by any other parties thereto, will constitute a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

                  (b) NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Parent and each Ancillary Agreement to which the Parent is a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any provision of the Certificate of Incorporation or Bylaws of the Parent (in each case as in effect at the Effective Time) (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, or result in any increased, additional or guaranteed rights or entitlements of any Person under, or permit the termination, cancellation or acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or any of its properties, other than any such violation, default, loss, acceleration or Lien that would not materially adversely affect the ability of the Parent to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on the Parent.

                  SECTION 5.03.  CAPITALIZATION.

                  (a) The authorized capital stock of Parent consists of 100,000,000 of Parent Common Stock. As of December 31, 1999 (but adjusted to account for the three-for-one stock split effected on February 28, 2000), 60,334,678 shares of Parent Common Stock were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable. Except as set forth on Item 5.03, and except for options to purchase an aggregate 8,749,593 shares of Parent Common Stock granted pursuant to the stock option plans of Parent, as of the date of the Original Agreement there are no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of Parent authorized or outstanding and as of the date of the Original Agreement there is not any commitment of Parent or any such subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. As of the date of the Original Agreement, neither Parent nor any of its subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

                  (b) Parent has provided to the Company true, complete and correct copies of Parent's Certificate of Incorporation and Bylaws, in each case, as in effect on the date of the Original Agreement.

                  (c) The shares of Parent Common Stock to be issued pursuant to this Agreement have been duly authorized, and upon issuance to the Shareholders entitled to receive such shares, will be validly issued and outstanding, fully paid and nonassessable, and will be free of any Liens other than (i) those created or suffered to exist by the Shareholder to whom any such shares are issued and (ii) restrictions on transfer imposed by this Agreement, the Lock-Up Agreements on the Lock-up Shareholders, and the resale restrictions on affiliates of the Company set forth in Rule 145 promulgated under the Securities Act and any applicable state securities laws.

                  SECTION 5.04. GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with any Government Agency having jurisdiction over the Parent is required to be made or obtained by the Parent in connection with the execution and delivery of this Agreement by the Parent and each Ancillary Agreement to which the Parent is a party or the consummation by the Parent of the transactions contemplated hereby or thereby, except for (a) compliance by the Parent with the Hart-Scott Act; (b) the filing by Parent of such reports and information with the Securities Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (c) such other filings as may be required by the NASDAQ National Market with respect to the Merger and the other transactions contemplated by this Agreement, and the issuance of the shares of Parent Common Stock to be issued by Parent in the Merger; and (d) such other filings, if any, as may be required in order for Parent to comply with applicable federal and state securities laws.

                  SECTION 5.05. BROKERS. Except as set forth on Item 5.05, the Parent has not used any broker or finder in connection with the transactions contemplated hereby, and the Parent has not and will not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by the Parent in connection with any of the transactions contemplated by this Agreement.

                  SECTION 5.06. SEC FILINGS. Parent has provided to the Company true and complete copies of (i) the Annual Report of Parent on Form 10-K for the year ended December 31, 1999, (ii) its proxy and information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent subsequent to September 30, 1999 and

(iii) all other reports, statements and registration statements filed by Parent with the SEC subsequent to December 31, 1999 (collectively, the "Parent Filings"). The Parent Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in all material respects in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superceded by a filing prior to the date of the Original Agreement, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent is current in all filings required to be made by it with the SEC under applicable law.

                  SECTION 5.07. FINANCIAL STATEMENTS. The consolidated financial statements of Parent included in Parent Filings have been prepared in accordance with GAAP consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of Parent included in the Parent Filings fairly present the financial position of Parent as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Parent Filings fairly present the results of operations of Parent for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Except for liabilities or obligations that are accrued or reserved against in Parent's financial statements (or reflected in the notes thereto) included in the Parent's Filings made prior to the date of the Original Agreement or that were incurred subsequent to September 30, 1999 in the ordinary course of business and consistent with past practice, none of Parent and its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Material Adverse Effect on the Parent. Parent has not suffered any event, occurrence, development or state of circumstances or facts which has had a Material Adverse Effect on the Parent subsequent to December 31, 1999.

                  SECTION 5.08. LITIGATION. Except as disclosed in the Parent Filings, there is no suit, claim, action, proceeding or, to the knowledge of Parent, investigation, pending nor, to the knowledge of Parent, threatened, against or affecting Parent or any of its material subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Parent or to materially prevent or delay the consummation of the transactions contemplated by this Agreement, nor is there any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation of any judicial, regulatory or other governmental body or arbitrator outstanding against, or, to the knowledge of Parent, investigation by any judicial, regulatory or other governmental body involving, Parent or any of its material subsidiaries that individually or in the aggregate would have a Material Adverse Effect on Parent.

                  SECTION 5.09. COMPLIANCE WITH LAWS. Except for noncompliance that would not have a Material Adverse Effect on Parent, Parent has complied and is in compliance, in all material respects, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Parent or to the assets, properties and business thereof. Parent has received all permits and approvals from, and has made all filings with, government agencies and authorities, that are necessary to the conduct of its business as presently conducted except where the failure to receive such permit or approval or make such filing would not have a Material Adverse Effect on Parent.

                  SECTION 5.10. INVESTIGATION. Without limiting the representations of the Company or Parent's ability to rely thereon, Parent acknowledges that: (a) Parent is effecting the Merger based solely on the results of its inspections and investigations, and not on any representation or warranty of the Company not expressly set forth in this Agreement; and (b) Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and acknowledges that Parent has been provided all requested access to the personnel, properties, premises and records of the Company for such purposes.

                  SECTION 5.11. DISCLOSURE. The information supplied by Parent for inclusion in the Hearing Materials shall not as of the respective dates thereof (and in the case of the Information Statement, the date it is first mailed to the Shareholders, the date of the Shareholders Meeting, and at the Effective Time) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the Hearing Materials.

                                    ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES
                              OF ACQUISITION CORP.

                  Acquisition Corp. represents and warrants to the Company as of the date of the Original Agreement (and with respect to the representations and warranties set forth in Sections 6.01, 6.02 and 6.03 as of the date hereof) as follows:

                  SECTION 6.01. ORGANIZATION. Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has not engaged in any business other than in connection with its formation and the negotiation of this Agreement.

                  SECTION 6.02. AUTHORIZATION OF AGREEMENTS; NON-CONTRAVENTION.
(a) The execution and delivery by Acquisition Corp. of this Agreement and each Ancillary Agreement to which Acquisition Corp. is a party, and the consummation by Acquisition Corp. of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by Acquisition Corp. and, subject to due execution by any other parties hereto, will constitute the legal, valid and binding obligation of Acquisition Corp., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. Each Ancillary Agreement to which Acquisition Corp. is party, when duly executed and delivered in accordance with this Agreement, subject to due execution by any other parties thereto, will constitute a legal, valid and binding obligation of Acquisition Corp., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. No other corporate proceedings on the part of Acquisition Corp. are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

                  (b) NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by Acquisition Corp. and each Ancillary Agreement to which Acquisition Corp. is a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any provision of the Certificate of Incorporation or Bylaws of Acquisition Corp. (in each case as in effect at the Effective Time) (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Acquisition Corp. under, or result in any increased, additional or guaranteed rights or entitlements of any Person under, or permit the termination, cancellation or acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition Corp. or any of its properties, other than any such violation, default, loss, acceleration or Lien that would not materially adversely affect the ability of Acquisition Corp. to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on Acquisition Corp.

                  SECTION 6.03. GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Agency having jurisdiction over Acquisition Corp. is required to be made or obtained by Acquisition Corp. in connection with the execution and delivery of this Agreement by Acquisition Corp. and each Ancillary Agreement to which Acquisition Corp. is a party or the consummation by Acquisition Corp. of the transactions contemplated hereby or thereby, except for (a) compliance by Acquisition Corp. with the Hart-Scott Act; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required under the DGCL to effect the Merger; and (c) the filing of the Agreement of Merger with the Secretary of State of the State of California as required under California Law to effect the Merger.

                  SECTION 6.04. BROKERS. Except as set forth on Item 6.04, Acquisition Corp. has not used any broker or finder in connection with the transactions contemplated hereby, and Acquisition Corp. does not have and will not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Acquisition Corp. in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE VII.

                                    COVENANTS

                  SECTION 7.01.  COVENANTS OF THE COMPANY.

                  (a) CONDUCT OF THE COMPANY'S BUSINESS. The Company covenants and agrees that, from and after the date of the Original Agreement and prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

                  (i) the business of the Company and the Subsidiaries shall be conducted only in, and the Company shall not, and shall not permit any Subsidiary to, take any action except in, the ordinary course of business consistent with past practice and each of the Company and the Subsidiaries shall use reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner and preserve its goodwill and ongoing business;

                  (ii) the Company shall not, and shall not permit any Subsidiary to, directly or indirectly do any of the following: (1) issue, sell, pledge, dispose of or encumber (A) any capital stock of the Company or any of the Subsidiaries (except (x) upon exercise or conversion of outstanding options, warrants or Company Preferred Stock or (y) as contemplated by Section 7.01(m)), or (B) any property or assets (including Intellectual Property) of the Company or any of the Subsidiaries, except inventory and immaterial assets in the ordinary course of business consistent with past practice; (2) amend or propose to amend its Articles of Incorporation or Bylaws; (3) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any Subsidiary); (4) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (5) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (ii);

                  (iii) the Company shall not, and shall not permit any Subsidiary to, (1) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee or consultant, or increase in any manner the compensation or fringe benefits of any employee, consultant, director or officer, or increase the compensation or fringe benefits of any executive officer other than in the ordinary course of business consistent with past practice, or make any payment of a cash bonus to any director or officer or to any employee of, or consultant or agent to, the Company or any of the Subsidiaries, other than pursuant to existing agreements listed on Item 7.01(a)(iii) of the Company Disclosure Letter, or make any other material change in the terms or conditions of employment (but nothing in the clause shall prohibit pay raises upon regularly scheduled reviews or option grants in each case in the ordinary course of business consistent with past practice); (2) announce any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement; (3) eliminate the vesting conditions or otherwise accelerate the payment of any compensation, including any stock options (except for automatic acceleration of vesting pursuant to the Company Option Plan and existing restricted stock purchase agreements disclosed to Parent prior to the date of the Original Agreement); (4) incur any obligation or liability (fixed or contingent) to be paid or fulfilled by the Company or any Subsidiary (other than Transaction Expenses not in the aggregate greater than the Transaction Fee Amount) except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which individually or in the aggregate would have a Material Adverse Effect on the Company, or incur any indebtedness for money borrowed which is to be repaid by the Company; (5) mortgage, pledge or subject to any lien, security interest, charge or other encumbrance any of its assets, whether tangible or intangible; (6) transfer, lease or otherwise dispose of any of its assets, whether tangible or intangible, except for fair consideration in the ordinary course of business and consistent with past practice, or acquired, any assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice; (7) make any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partnership, corporation or other entity, or purchase any property or assets; (8) cancel or compromise any debt or claim owed to it other than in the ordinary course of business consistent with past practice; (9) waive, abandon or release any rights of material value held by it, including, without limitation, any Intellectual Property; (10) transfer or grant any rights under or with respect to any Intellectual Property (except for product sales or software licenses in the ordinary course consistent with past practice), or permit any license, permit or other form of authorization relating to an Intellectual Property to lapse;
         (11) make any loan, advance or capital contribution to or investment in any Person (other than for travel and similar expenses in the ordinary course of business); (12) change the method of accounting or accounting principle or practice by the Company, or re-evaluated any of the assets of the

         Company; (13) except with respect to the payment of Transaction Expenses not in the aggregate greater than the Transaction Fee Amount, enter into any material agreement, contract, lease or license other than in the ordinary course of business which in any way binds the Company to pay consideration, or provide goods or services; (14) enter into any nondisclosure agreements with vendors and customers relating to information concerning such vendor or customer or any nondisclosure agreement with any competitor of Parent relating to information concerning the Company; or (15) to the extent not otherwise set forth herein, take any action described in Section 4.06 hereof;

                  (iv) the Company shall, and shall cause the Subsidiaries to, use commercially reasonable efforts to the extent not prohibited by the foregoing provisions of this Section 7.01(a), to maintain its relationships with its suppliers and customers, clients, and others having business dealings with it, and if and as requested by Parent or Acquisition Corp.;

                  (v) the Company shall, and shall cause the Subsidiaries to, use commercially reasonable efforts to make reasonable arrangements for representatives of Parent or Acquisition Corp. to meet with customers and suppliers of the Company or any of the Subsidiaries, and the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent or Acquisition Corp. with employees of the Company or any of the Subsidiaries; and

                  (vi) the Company shall provide to Parent a draft of any Federal income Tax return or material state, local or foreign Tax return (other than state or local sales and use taxes) required to be filed on behalf of the Company or any Subsidiary between the date of the Original Agreement and the Effective Time at least 15 days prior to the date on which such return is due and shall not file any such return without the consent of Parent, such consent not to be unreasonably withheld or delayed, unless such filing is required by law.

                  (b) INQUIRIES AND NEGOTIATIONS.

                  (i) From and after the date of the Original Agreement until the Effective Time, the Company and the Subsidiaries shall not, and shall not permit their respective shareholders, officers, directors, employees, representatives, bankers, investment bankers, agents and Affiliates to, directly or indirectly, (1) solicit, initiate, continue or engage in discussions or negotiations with any Person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to the possible acquisition of the Company or any of the Subsidiaries (whether by way of arrangement, amalgamation, take-over bid, tender offer, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an "Acquisition Proposal"), (2) provide information with respect to the Company or any of the Subsidiaries, or afford any access to the properties, books or records of the Company or any of the Subsidiaries, to any Person, other than Parent, relating to a possible Acquisition Proposal by any Person other than Parent, (3) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any Person, other than by Parent, or (4) enter into an agreement with any Person, other than Parent, providing for a possible Acquisition Proposal.

                  (ii) If the Company or any of the Subsidiaries receives after the date of the Original Agreement any unsolicited offer or proposal to enter negotiations relating to an Acquisition Proposal, or any request for non-public information relating to the Company or any of the Subsidiaries in connection with any Acquisition Proposal, the Company shall immediately notify Parent thereof, in writing, including information as to the identity of the party making any such offer proposal or request and the specific terms of such offer proposal or request, as the case may be. Immediately upon receipt by the Company or a Subsidiary, the Company shall immediately provide Parent with a true and complete copy of any Acquisition Proposal or other written communication concerning a possible Acquisition Proposal received from such third party.

                  (iii) The Company ceased and caused to be terminated all existing discussions and negotiations with all parties (other than Parent) conducted prior to the date of the Original Agreement with respect to any of the foregoing, including, without limitation, all discussions and negotiations with third parties regarding the issuance of securities of the Company or other investment(s) in the Company by such third parties whether or not such investments would result in a change of control of the Company. The Company agrees not to release any third party from any confidentiality agreement with respect to any of the foregoing to which the Company is a party.

                  (iv) The Company shall use commercially reasonable efforts to ensure that the Shareholders, officers, directors, employees, agents and Affiliates of the Company or any of the Subsidiaries and any bankers, investment bankers or other agents, advisors or representatives retained by the Company are aware of the restrictions described in this Section 7.01(b), and shall be responsible for any breach of this Section 7.01(b) by the Shareholders, such bankers, investment bankers, officers, directors, employees, agents, advisors, representatives or Affiliates.

                  (v) Nothing in this Section 7.01(b) shall prohibit the Company from informing the Shareholders of any unsolicited Acquisition Proposal if and as required by directors' fiduciary duties under California Law; but this clause shall not permit directors to change their recommendation in favor of the Merger or to engage in any discussions or negotiations with respect to such Acquisition Proposal.

                  (c) NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Acquisition Corp. of (i) the occurrence, or failure to occur, of any event that the

Company believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of the Original Agreement to the Effective Time and (ii) any failure of the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

                  (d) SHAREHOLDER APPROVAL. The Company will either hold a special meeting of the Shareholders or distribute to the Shareholders a written consent (the "Shareholders Meeting") at the earliest practicable date (not to exceed 10 days) following the California Fairness Hearing to submit this Agreement, the Merger and related matters for the consideration and approval of the Shareholders, which approval will be recommended by the Company's Board of Directors. The Company shall provide to Parent reasonable opportunity to review and comment on any Hearing Materials and any other material (collectively, the "Information Statement") proposed to be mailed to the Shareholders in connection with the foregoing approval.

                  (e) REGULATORY APPROVALS. The Company will promptly execute and file, or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Agency, which may be required, or which Parent may request, in connection with the consummation of the transactions contemplated by this Agreement. The Company will use reasonable efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, the Company shall respond as promptly as practicable to any inquiries or requests for additional information or documentation received from the Commissioner regarding the California Fairness Hearing and, as promptly as practicable after the execution of the Original Agreement, shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"), a pre-merger notification report under the Hart-Scott Act.

                  (f) NECESSARY CONSENTS. Between the date of the Original Agreement and the Effective Time, the Company will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the Company to carry on its business after the Effective Time.

                  (g) SATISFACTION OF CONDITIONS PRECEDENT. Between the date of the Original Agreement and the Effective Time, the Company will use reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII and the Company will use reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated and shall take such reasonable steps as are appropriate so that the representations and warranties of the Company in this Agreement remain complete and correct on and as of the Closing Date.

                  (h) INSURANCE POLICIES. Neither the Company nor any of the Subsidiaries shall take, or omit to take, any action which would cause any of the insurance policies disclosed in Section 4.18 above to cease to be in full force and effect immediately following the Closing.

                  (i) EMPLOYEE RETENTION ARRANGEMENTS. The Company agrees that it will implement the employee retention arrangements in accordance with Section 7.02(h). Between the date of the Original Agreement and the Effective Time, the Company shall use its best efforts to assist Parent in its efforts to enter into employment acceptance letters with all the Company Employees and to ensure that all the Company Employees listed on Item 7.01(i)(a) and 90% of the Company Employees listed on Item 7.01(i)(b) remain as employees of the Company at least through the Effective Time, including without limitation, honoring the terms of the employee retention programs previously disclosed to Parent.

                  (j) ANCILLARY AGREEMENTS. The Company shall execute and deliver the Ancillary Agreements to which the Company is a party at or immediately prior to the Effective Time.

                  (k) COMPANY AUDITORS. The Company will use reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (1) the preparation of financial statements (including, without limitation, pro forma financial statements if required) as required by Parent to comply with applicable rules and regulations of the SEC and (2) the delivery of such representations, reports and consents from the Company's independent accountants as may be reasonably requested by Parent or its accountants.

                  (l) WARRANTS. The Company shall use its best efforts to cause all of the holders of the Company Warrants to exercise the Company Warrants in accordance with the terms thereof prior to the Effective Time.

                  (m) TRANSACTION FEES. On the day preceding the date of the Effective Time, (i) in consideration of the obligations of the Company pursuant to that certain letter agreement dated October 28, 1999 between Hambrecht and Quist ("H&Q") and the Company (as supplemented by that certain letter dated May 10, 2000 from H&Q to the Company), the Company shall issue to H&Q such number of shares of Company Common Stock such that H&Q shall receive 40,000 shares of Parent Common Stock in the Merger pursuant to 3.01(b)(ii) and (ii) in consideration of Fenwick & West LLP's representation of the Company with respect to the transactions contemplated by this Agreement, the Company shall issue to Fenwick & West LLP such number of shares of Company Common Stock such that Fenwick & West LLP shall receive 3,000 shares of Parent Common Stock in the Merger pursuant to Section 3.01(b)(ii) (such amounts in clauses (i) and (ii), together with $250,000 in cash payable to Fenwick & West LLP, the "Transaction Fee Amount"). Notwithstanding Section 11.01, at the Closing Parent shall pay (or cause the Company to pay) the cash portion of the Transaction Fee Amount to Fenwick & West LLP.

                  SECTION 7.02. COVENANTS OF PARENT.

                  (a) ESTABLISHMENT OF ESCROW. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Shareholder, will be deposited with the Escrow Agent (plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Parent following the Effective Time), such deposit to constitute the Escrow Fund to be governed by the terms of the Escrow Agreement. The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under Section 3.02. Upon the termination of the Escrow, as set forth in the Escrow Agreement, the certificates representing the Escrowed Shares will, without any further action by the Shareholders, be released in proportion to their respective contributions to the Escrow Fund and Parent will use commercially reasonable efforts to have the shares delivered to the Shareholders promptly after such termination.

                  (b) EMPLOYEE MATTERS. Parent agrees that, as of the Effective Time, except as set forth in Item 7.02(b), it shall cause the Surviving Corporation to continue to employ all of the employees of the Company and the Subsidiaries who are Company Employees and who execute the confidentiality agreement in the form attached as Exhibit E (the "Confidentiality Agreement"), it being understood that nothing in this Agreement shall be deemed to create any employment status other than employment at will. Employees who continue as employees of the Surviving Corporation or any of the Subsidiaries shall be entitled to participate in all employee benefit plans maintained by Parent or the Surviving Corporation for employees of the Surviving Corporation generally, it being understood and agreed, however, that nothing in this Section 7.02(b) shall require Parent (i) to provide or continue for the benefit of any employees any Plan currently maintained by the Company or any Subsidiary thereof or (ii) to maintain the organizational structure of the Company as in effect on the date of the Original Agreement.

                  (c) ADVICE OF CHANGES. Between the date of the Original Agreement and the Effective Time, Parent will promptly advise the Company in writing (a) of any event occurring subsequent to the date of the Original Agreement which becomes known to Parent that would render any representation or warranty of Parent or Acquisition Corp. contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) of any Material Adverse Effect on Parent or Acquisition Corp. which becomes known to Parent, and (c) of any material breach by Parent or Acquisition Corp. of any covenant or agreement contained in this Agreement.

                  (d) REGULATORY APPROVALS. Parent will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that the Company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Parent will use its reasonable efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, Parent shall respond as promptly as practicable to any inquiries or requests for additional information or documentation received from the Commissioner regarding the California Fairness Hearing to the extent any such request relates to Parent or its subsidiaries and, as promptly as practicable after the execution of the Original Agreement, shall file with the FTC and the DOJ, a pre-merger notification report under the Hart-Scott Act.

                  (e) NECESSARY CONSENTS. Between the date of the Original Agreement and the Effective Time, Parent will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.

                  (f) SATISFACTION OF CONDITIONS PRECEDENT. Between the date of the Original Agreement and the Effective Time, Parent will use its reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, and Parent will use its reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated and shall take such reasonable steps as are appropriate so that the representations and warranties of Parent in this Agreement remain complete and correct on and as of the Closing Date.

                  (g) ISSUANCE AND LISTING OF PARENT COMMON STOCK. Parent hereby covenants that all Parent Common Stock issued in connection with the Merger, will, when issued, be validly issued, fully paid and non-assessable.

                  (h) ACQUISITION OPTION PLAN. Within six months of the Closing Date, Parent shall issue stock options and/or restricted stock grants to Company Employees selected by Parent in its sole discretion for 1,000,000 shares of Parent Common Stock having terms to be determined by Parent in its sole discretion and at fair market value exercise prices, of which at least 800,000 of such stock options and/or restricted stock grants shall be issued within 30 days of the Closing Date. The parties hereto acknowledge and agree that options will be granted to employees of the Company only if such employees execute and deliver to Parent the documentation described in Section 8.02(e) below.

                  (i) LISTING OF STOCK. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ National Market on or prior to the Closing Date, subject to official notice of issuance.

                  (j) FORM S-8. Prior to the Closing, Parent shall prepare and file with the SEC and all applicable state securities jurisdictions a registration statement on Form S-8 (or, if suitable, an amendment to its existing registration statement on Form S-8) or another appropriate form of registration statement registering under the Securities Act the issuance of Parent Common Stock to holders of Parent Options upon exercise of such options.

                  (k) COOPERATION IN OBTAINING NECESSARY CONSENTS. Parent will cooperate with the Company as reasonably requested by the Company in order to assist the Company to obtain such written consents as are contemplated by
Section 7.01(e) hereof; provided, however, that such cooperation shall not include any requirements of Parent or any of its Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) or any third party.

                  SECTION 7.03.  COVENANTS OF PARENT AND THE COMPANY.

                  (a) ACCESS TO INFORMATION.

                  (i) Each of Parent and the Company shall, and shall cause its respective subsidiaries, officers, directors, employees, representatives, advisors and agents to, afford, from the date of the Original Agreement to the Effective Time, the officers, employees, representatives, advisors and agents of the other party complete access at all reasonable times to its officers, directors, employees, representatives, advisors, agents, properties, books, records and workpapers, and shall furnish each other party all financial, operating and other information and data as Parent or Company, through its officers, employees or agents, may reasonably request and shall promptly furnish to the other monthly operating and financial reports in such form as Parent or the Company shall reasonably request.

                  (ii) The Company, at least three business days prior to the Effective Date, shall deliver to Parent a list setting forth the names and locations of each bank or other financial institution at which the Company and the Subsidiaries has an account (giving the account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

                  (iii) If this Agreement is terminated prior to the Effective Time, each of the parties hereto shall, and shall cause its officers, employees, representatives, advisors and agents to, deliver to the other party, or if requested, destroy, all confidential documents, work papers and other materials, and all copies thereof, obtained by it or on its behalf from such other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution and delivery of the Original Agreement.

                  (iv) Each of the parties hereto and its officers and employees shall not disclose or use any information so obtained, except as required by applicable law or legal process without the prior written consent of the other party; PROVIDED that any such information may be disclosed to a party's financial advisors, accountants, counsel and other representatives, and lenders and regulatory authorities whose approvals are required hereunder, as may be appropriate or required in connection with the transactions contemplated hereby, but only if such Persons shall be specifically informed by such party of the confidential nature of such information and agree to comply with the restrictions contained herein, and to preserve the confidentiality of any such information obtained. The agreements contained in this Section 7.03(a) do not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its representatives, (ii) becomes available to a party on a non-confidential basis from a source not bound by any duty of confidentiality to the other party or (iii) is independently developed by a receiving party without reference to any confidential information.

                  (v) No investigation pursuant to this Section 7.03(a) shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

                  (b) FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings; PROVIDED that the foregoing shall not require Parent to agree to make, or to require the Company or any of the Subsidiaries to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval or to incur any material liability or expense.

                  (c) PUBLIC ANNOUNCEMENTS. Neither the Company nor Parent shall issue, or permit their respective shareholders, officers or employees to issue, any press release or make any public statements with respect to this Agreement or the Original Agreement or the transactions contemplated hereby or thereby, without the prior written consent of the Parent or the Company, as the case may be, except as may be required by law or the rules and regulations of any national securities exchange or which is requested or required by any regulatory body which asserts jurisdiction over such party, in which case such party (or parties) shall be allowed to make such disclosure provided that the party (or parties) making such disclosure shall notify the other party (or parties) as promptly as practicable.

                  (d) INFORMATION STATEMENT; PERMIT APPLICATION.

                  (i) As soon as practicable after the execution of the Original Agreement, the Company shall prepare, with the cooperation of Parent, the Information Statement for the shareholders of the Company to approve this Agreement and the transactions contemplated hereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Shareholders in the Merger. Parent and the Company shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Company that the Shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and reasonable to the Shareholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

                  (ii) As soon as practicable after the execution of the Original Agreement, Parent shall prepare, with the cooperation of the Company, the Notice of Hearing and the Permit Application. Parent and the Company shall each use commercially reasonable efforts to cause the Notice of Hearing and the Permit Application to comply with the requirements of applicable federal and state laws. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Notice of Hearing and the Permit Application, or in any amendments or supplements thereto. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge or any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statement contained or incorporated by reference therein not misleading or to comply with applicable law.

                                    ARTICLE VII.

                            CONDITIONS TO THE MERGER

                  SECTION 8.01. CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Acquisition Corp. contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct could not have, individually or in the aggregate, a Material Adverse Effect on Parent and Acquisition Corp., taken as a whole. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of the Original Agreement shall be disregarded. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

                  (b) PERFORMANCE. Parent and Acquisition Corp. shall have performed and complied in all material respects with all covenants, agreements and conditions contained herein required to be performed and complied with by it prior to or at the Effective Time. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

                  (c) OPINION OF COUNSEL. The Company shall have received the opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Parent and Acquisition Corp., in customary form reasonably acceptable to the Company.

                  (d) ANCILLARY AGREEMENTS. Each Ancillary Agreement shall have been executed and delivered by each party thereto other than the Company and the applicable Shareholders and said agreements shall be in full force and effect as of the Closing Date.

                  (e) ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have occurred any event or change since the date of the Original Agreement that has a Material Adverse Effect on Parent.

                  (f) COMPLIANCE WITH LAW. There shall be no order, injunction, decree or ruling by any Governmental Agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or this Agreement, that would prohibit or render illegal the transactions contemplated by this Agreement.

                  (g) CONSENTS, WAIVERS, ETC. Parent shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of Parent to consummate the transactions contemplated hereby. Any waiting period (and any extension thereof) under the Hart-Scott Act applicable to the Merger contemplated hereby shall have expired or been terminated.

                  (h) SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been approved and adopted by a majority of the Shareholders in accordance with applicable law and the Bylaws and Articles of Incorporation of the Company.

                  (i) NO LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or any other transaction contemplated hereby shall have been issued by any Governmental Agency and remain in effect, nor shall any proceeding seeking any of the foregoing be pending.

                  (j) CALIFORNIA FAIRNESS HEARING. The California Fairness Hearing contemplated by Section 3.13 shall have taken place in compliance with Section 3(a)(10) of the Securities Act and the Commissioner shall have issued a permit in conjunction with the Merger such that the provisions of Section 3(a)(10) of the Securities Act shall be applicable to the issuance of shares of Parent Common Stock in the Merger.

                  SECTION 8.02. CONDITIONS TO THE OBLIGATION OF PARENT AND ACQUISITION CORP. TO EFFECT THE MERGER. The obligation of Parent and Acquisition Corp. to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct could not have, individually or in the aggregate, a Material Adverse Effect on the Company. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of the Original Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

                  (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed and complied with by them prior to or at the Effective Time. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

                  (c) NO LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or any other transaction contemplated hereby shall have been issued by any Governmental Agency and remain in effect, nor shall any proceeding seeking any of the foregoing be pending.

                  (d) OPINION OF COUNSEL. Parent shall have received the opinion of Fenwick & West LLP, counsel to the Company, in customary form reasonably acceptable to the Company.

                  (e) LOCK-UP AGREEMENTS; NONCOMPETE AGREEMENT; EMPLOYEE RETENTION AND CONFIDENTIALITY AGREEMENTS. Each of the Lock-up Shareholders shall have executed and delivered a Lock-up Agreement, each of the Executives and Sandeep Pombra shall have executed and delivered a Noncompete Agreement and all of the Company Employees listed on Item 7.01(i)(a), and 90% of the Company Employees listed on
         Item 7.01(i)(b) shall have accepted employment with Parent following the Effective Time, and all employees of the Company shall have signed a Confidentiality Agreement.

                  (f) ANCILLARY AGREEMENTS. Each Ancillary Agreement shall have been executed and delivered by each party thereto other than Parent and Acquisition Corp. and each such agreement shall be in full force and effect as of the Closing Date.

                  (g) ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have occurred any event or change since the date of the Original Agreement that has a Material Adverse Effect on the Company.

                  (h) COMPLIANCE WITH LAW. There shall be no order, injunction, decree or ruling by any Governmental Agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or this Agreement, that would prohibit or render illegal the transactions contemplated by this Agreement.

                  (i) CONSENT, WAIVER, ETC. The Company shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the Company to consummate the transactions contemplated hereby. Any waiting period (and any extension thereof) under the Hart-Scott Act applicable to the Merger contemplated hereby shall have expired or been terminated.

                  (j) COMPANY PREFERRED STOCK. Series A Stock, Series C Stock, Series D Stock and Series E Stock shall have converted into Company Common Stock immediately preceding the Effective Time.

                  (k) VOTING AGREEMENT. The Voting Agreements shall be in full force and effect.

                  (l) RESIGNATION OF DIRECTORS. Each member of the Board of Directors of the Company and of each Subsidiary of the Company shall have delivered to Parent an instrument resigning such person's position as of the Effective Time.

                  (m) DISSENTING SHAREHOLDERS. The Company shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the Company Common Stock of their intention to exercise rights of dissent under California Law or the DGCL.

                  (n) SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been approved and adopted by a majority of the Shareholders in accordance with applicable law and the Bylaws and Articles of Incorporation of the Company.

                  (o) CALIFORNIA FAIRNESS HEARING. The California Fairness Hearing contemplated by Section 3.13 shall have taken place in compliance with Section 3(a)(10) of the Securities Act and the Commissioner shall have issued a permit in conjunction with the Merger such that the provisions of Section 3(a)(10) of the Securities Act shall be applicable to the issuance of shares of Parent Common Stock in the Merger.

                  (p) TRANSACTION FEES. The Company shall have issued the shares of Company Common Stock as contemplated by Section 7.01(m).

                                    ARTICLE IX.

                           TERMINATION AND ABANDONMENT

                  SECTION 9.01. TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the Shareholders as follows:

                  (a) Parent and the Company may terminate this Agreement by mutual written consent of the Board of Directors of each party at any time prior to the Closing;

                  (b) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event the Company has breached any representation, warranty, or covenant, in any material respects, contained in this Agreement, Parent has notified the Company of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach or (B) if the Closing shall not have occurred on or before the later of (x) June 30, 2000, or (y) the later of (I) unless the FTC or DOJ requests that the waiting period under the Hart-Scott Act be extended more than once, the date following the expiration or termination of any waiting period under the Hart-Scott Act or (II) unless the Commissioner shall have rejected the Permit Application, the 10th day following the date the Commissioner shall have issued a permit in conjunction with the Merger such that the provisions of Section 3(a)(10) of the

         Securities Act shall be applicable to the issuance of Parent Common Stock in the Merger, by reason of the failure of any condition precedent under Section 8.02 hereof (unless the failure results primarily from Parent itself breaching any representation, warranty or covenant contained in this Agreement);

                  (c) the Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (A) in the event Parent has breached any representation, warranty or covenant, in any material respects, contained in this Agreement to an extent as would make the condition in 8.02(a) or (b) unsatisfied, the Company has notified Parent of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach or (B) if the Closing shall not have occurred on or before the later of (x) June 30, 2000 or (y) the later of (I) unless the FTC or DOJ requests that the waiting period under the Hart-Scott Act be extended more than once, the date following the expiration or termination of any waiting period under the Hart-Scott Act or (II) unless the Commissioner shall have rejected the Permit Application, the 10th day following the date the Commissioner shall have issued a permit in conjunction with the Merger such that the provisions of Section 3(a)(10) of the Securities Act shall be applicable to the issuance of Parent Common Stock in the Merger, by reason of the failure of any condition precedent under
         Section 8.01 hereof (unless the failure results primarily from the Company itself breaching any representation, warranty or covenant contained in this Agreement);

                  (d) Parent may terminate this Agreement by giving written notice to the Company if any representation of the Company set forth in this Agreement shall have become untrue, in such case which has or can reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, considered as a whole, and which the Company fails to cure within 15 business days after written notice thereof from Parent (except that no cure period shall be provided for a breach by the Company which by its nature cannot be cured); and

                  (e) either Parent or the Company may terminate this Agreement by giving written notice to the other at any time prior to the Effective Time if a permanent injunction or other order by any United States federal, provincial or state court shall have been issued and shall have become final and nonappealable that would (i) make illegal or otherwise restrain or prohibit the consummation of the Merger, (ii) prohibit Parent's direct or indirect ownership or operation of all or any material portion of the business or assets of the Company or any of the Subsidiaries or (iii) compel Parent to dispose of or hold separate all or any material portion of the business or assets of the Company or any of the Subsidiaries.

                  SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to
Section 9.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses; provided, however, that if this Agreement is terminated by a party because of a breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired; provided, further, that the provisions of Sections 7.03(c), 9.02, 11.01, 11.07, 11.09 and 11.10 shall remain in full force and effect and survive the termination of this Agreement.

                                    ARTICLE X.

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

                  SECTION 10.01. SURVIVAL. All representations, warranties and covenants of the Company contained in this Agreement will remain operative and in full force and effect after the Closing regardless of any investigation made by or on behalf of the parties to this Agreement and shall expire on the first anniversary of the Closing. No claim for indemnification or breach of representations, warranties or covenants shall be made unless Parent gives written notice to the Representative in reasonable detail specifying the Claim on or prior to the first anniversary of the Closing Date. All representations and warranties of Parent contained in this Agreement will expire at Closing. All covenants of Parent will survive the Closing.

                  SECTION 10.01. INDEMNIFICATION FROM ESCROW SHARES DEPOSITED BY ALL SHAREHOLDERS. Subject to the limitations set forth in this Article X, from and after the Effective Time, Parent and its subsidiaries (including, without limitation, the Company after the consummation of the Merger) and their respective officers, directors, agents and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as a "PARENT INDEMNIFIED PERSON" and collectively as "PARENT INDEMNIFIED PERSONS") shall be indemnified and held harmless from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and costs (collectively, "CLAIMS"):

                  (a) arising out of any breach by Company of the representations, warranties or covenants given or made by Company in this Agreement or in any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto.

                  (b) any and all actions, suits, claims or legal, administrative, arbitrative, governmental or other proceedings or investigations against any Parent Indemnified Person arising out of such breach.

                  SECTION 10.13. TIME AND VALUE LIMITATIONS. The provisions of this Section 10.03 shall apply notwithstanding anything to the contrary in the Escrow Agreement. With respect to any Claim, the indemnification provided for in this Article X shall not apply unless a Parent Indemnified Person gives written notice to the Representative with respect to such Claim on or prior to the first anniversary of the Closing Date; provided that if, prior to the expiration of a particular representation, warranty or covenant, a Parent Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or breach of such representation, warranty or covenant, then such Parent Indemnified Person's rights to indemnification under this Article X for such claim shall survive any expiration of such representation, warranty or covenant. The indemnification provided for in this
Article X shall not apply unless the aggregate Claims for which one or more Parent Indemnified Persons seeks indemnification exceeds $500,000 (the "THRESHOLD"), after which recovery shall be from the first dollar without regard to the Threshold. Escrow Shares shall be valued at the Closing Price for the purposes of satisfying Claims.

                                    ARTICLE XI.

                                  MISCELLANEOUS

                  SECTION 11.01. EXPENSES, ETC. Whether or not the transactions contemplated by this Agreement are consummated, neither the Company, on the one hand, nor Parent and Acquisition Corp., on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts (collectively, the "Transaction Expenses"), and Parent shall pay all such Transaction Expenses incurred by Acquisition Corp. The Company represents and warrants that the total of all Transaction Expenses incurred and to be incurred by the Company and the Subsidiaries shall be equal to Transaction Fee Amount.

                  SECTION 11.02. EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 11.03. NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, and shall be deemed given upon receipt, as follows:

                  If to Parent to:

                           Globespan, Inc.
                           100 Schulz Drive
                           Red Bank, New Jersey  07701

                           Telecopy Number:  (732) 345-7556
                           Attention:   Bob McMullan
                                        Niall Bartlett

                  with copies to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York 10111
                           Telecopy Number: (212) 841-5725
                           Attention: Jonathan P. Cramer, Esq.

                  If to the Company, to:

                           iCompression, Inc.
                           2500 Walsh Avenue
                           Santa Clara, CA   95051
                           Telecopy Number:   (408) 727-5078
                           Attention:   Neal Margulis

                  with a copy to:

                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, CA 94306
                           Attention: David W. Healy, Esq.
                           Phone: (650) 494-0600
                           Fax: (650) 494-1417
                           dhealy@fenwick.com

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

                  SECTION 11.04. WAIVERS. The Company, on the one hand, and Parent and Acquisition Corp., on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 11.05. AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time; PROVIDED that after receipt of the shareholder approval of the Agreement, there shall be no amendment that by law requires further approval by the Shareholders without the further approval of the Shareholders. Any such instrument must be in writing and signed by all of the parties hereto.

                  SECTION 11.06. ENTIRE AGREEMENT. This Agreement and its Items and Exhibits, and the documents to be executed or delivered at the Effective Time in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. As used herein, the "knowledge" of the Company shall refer to the knowledge of each director and executive officer of the Company and each of the Subsidiaries. An individual will be deemed to have knowledge of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Directors representing a Person on the Company's Board of Directors who are not and have not been employees of the Company shall only be deemed to have actual knowledge of any particular fact or other matter relating to the Company as to which any officer or director of such Person has actual knowledge.

                  SECTION 11.07. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

                  SECTION 11.08. BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except for the provisions of Article X relating the indemnification, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 11.09. ASSIGNABILITY. Neither this Agreement, any of the Ancillary Agreements nor any of the parties' rights hereunder or thereunder shall be assignable by any party hereto prior to the Effective Time without the prior written consent of the other parties hereto, except that Acquisition Corp. may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent. After the Effective Time, no assignment shall operate to release the original parties hereto.

                  SECTION 11.10. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.


                  [Remainder of page left intentionally blank]

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

                                          GLOBESPAN, INC.

                                          By  /S/ ARMANDO GEDAY
                                            -------------------------
                                          Name: Armando Geday
                                          Title: Chief Executive Officer

                                          INDIGO ACQUISITION CORP.

                                          By  /S/ ARMANDO GEDAY
                                            -------------------------
                                          Name: Armando Geday
                                          Title: President

                                          ICOMPRESSION, INC.

                                          By  /S/ NEAL MARGULIS
                                            -------------------------
                                          Name: Neal Margulis
                                          Title: Chief Executive Officer